UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2012

DIONICS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-08161

Delaware	11-2166744
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

No.8 Ji Yang Road, Xinzhou District Shangrao City, Jiangxi Province, China	334000
(Address of principal executive offices)	(Zip Code)

86 793 8070319 / 86 793 8070676
Registrant's telephone number, including area code:

65 Rushmore Street, Westbury, New York 11590
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment is being filed to amend certain portions of the disclosure under Items 2.01 and 9.01 of the Current Report on Form 8-K we filed  on July 6, 2012, in response to a letter of comment we received from the Staff of the Division of Corporation Finance, Securities and Exchange Commission.

Special Note Regarding Forward Looking Statements

This report contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on forward-looking statements.   Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

•
the “Company,” “we,” “us,” and “our” refer to the combined business of Dionics, Inc., a Delaware corporation, and its subsidiaries, Bai Hua Zhou Green Resources (China) Investment Group Limited, a British Virgin Islands company (“Baihuazhou”),  Green Resources (China) Investment Group Limited, (“Baihuazhou HK”), a Hong Kong company, Baihuazhou Green Resources (Shangrao) Agriculture Technology Development Ltd., (“WFOE”) a PRC company, and our variable interest entity, Shangrao Bai Hua Zhou Industrial Co., Ltd (“Shangrao”), a PRC company which we control through a series of contractual arrangements among WFOE, Shangrao and its shareholder;

•	“Chinese Mu” refers to a Chinese acre, which is equivalent to approximately 0.1647 U.S. acres, with one U.S. acre equivalent to 6.07 Chinese Mu;
•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;
•
“VIE Agreements” refers to the contractual arrangements among WFOE, Shangrao and the shareholder of Shangrao whereby WFOE controls the operations of Shangrao and is entitled to the benefit of its operations;

•	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People's Republic of China;
•	“PRC,” “China,” and “Chinese,” refer to the People's Republic of China;
•	“Renminbi” and “RMB” refer to the legal currency of China;
•	“SEC” refers to the Securities and Exchange Commission;
•	“Securities Act” refers to the Securities Act of 1933, as amended; and
•	“U.S. dollars,” “dollars”, “USD” and “$” refer to the legal currency of the United States.

In China it is customary to refer to a person's name with the family name first and the given name second. We have followed this convention with respect to certain Chinese individuals named in this report.

Item 1.01 Entry Into a Material Definitive Agreement

On January 30, 2012, we entered into a share exchange agreement (the “Original Exchange Agreement”) with Shangrao Bai Hua Zhou Industrial Co., Ltd., a company incorporated in the People’s Republic of China (“Shangrao”) and Li Xiaoling, the sole shareholder of Shangrao, pursuant to which we were to acquire 100% of the issued and outstanding shares of Shangrao in exchange for the issuance of an aggregate of 20,000,000 shares of the common stock (the “Common Shares”) and 50,000 shares of preferred stock convertible into such number of shares of common stock that together with the Common Shares would represent 95.0% of the total shares of common stock to be outstanding upon closing of the transactions contemplated by the Original Exchange Agreement (the “Closing”).

As contemplated by the Original Exchange Agreement, Shangrao loaned the Company $200,000 (the “Loan”) pursuant to a non-recourse promissory note which was due January 30, 2013 (the “Note”).  The Original Exchange Agreement also provided that at the Closing we would transfer and assign to an entity (the “Acquisition Entity”) created by Bernard Kravitz, our then President, all of our current assets and that the Acquisition Entity would assume all of our liabilities, including but not limited to the Note.  The Exchange Agreement also contemplated that at the Closing, Bernard Kravitz would convert his demand notes payable to us (which as of the date of the Exchange Agreement were in the aggregate principal amount of $104,000) into 2,000,000 shares of common stock and terminate the Put Agreement entered into on October 30, 2009 and release us from any obligations thereunder.  Under the Put Agreement, Kravitz had been given an option to put a maximum of 1,000,000 shares at a price equal to the then current market price multiplied by .80, with a minimum purchase price per share of $0.30 and a maximum purchase price per share of $0.80.

On June 29, 2012, we entered into an amendment to the Original Exchange Agreement (the Original Exchange Agreement, as amended is referred to in this report as the “Exchange Agreement”) pursuant to which we agreed to acquire all of the outstanding shares of Bai Hua Zhou Green Resources (China) Investment Group Limited, a company incorporated under the laws of the British Virgin Islands (“Baihuazhou”), from Martian Investment Limited, of which Ms. Li was the director and sole owner, instead of the shares of Shangrao, on the same terms and conditions set forth in the Exchange Agreement. Baihuazhou was formed by Li Xiaoling on March 13, 2012 as a holding company to manage  and control the operations of Shangrao through a series of variable interest entity contractual agreements among a company incorporated under the laws of the PRC as a wholly-owned foreign enterprise (“WFOE”), indirectly owned by Baihuazhou through a wholly-owned subsidiary of Baihuazhou incorporated under the laws of the Hong Kong Special Administrative Region of the PRC, due to restrictions on the ownership of businesses with operations in the PRC by foreign entities.

On June 29, 2012, the Acquisition Entity and Shangrao entered into an agreement to extend the maturity date of the Note until January 30, 2014.

The foregoing description of the terms of the Exchange Agreement is qualified in its entirety by reference to the provisions of the agreement, together with the amendments thereto, filed as Exhibits 2.1, 2.2 and 2.3, respectively, to this report, which are incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets

On June 29, 2012, we acquired all of the issued and outstanding capital stock of Bai Hua Zhou Green Resources (China) Investment Group Limited (“Baihuazhou”) pursuant to the Exchange Agreement in exchange for an aggregate of 20,000,000 shares of common stock and 50,000 shares of Series A Preferred Stock convertible into 509,800,000 additional shares of common stock (the “Acquisition”).

As a result of the Acquisition, Baihuazhou became our wholly-owned subsidiary and Martian Investment limited, of which Ms. Li is the director and sole owner, as the former shareholder of Baihuazhou, became our controlling stockholder.  Baihuazhou, in turn owns all of the issued and outstanding capital stock of Green Resources (China) Investment Group Limited (“Baihuazhou HK”), an entity formed under the laws of Hong Kong, which in turn owns all of the issued and outstanding capital stock of Baihuazhou Green Resources (Shangrao) Agriculture Technology Development Ltd. (“WFOE”).  In addition, we effectively and substantially control Shangrao Bai Hua Zhou Industrial Co., Ltd. (“Shangrao”) through a series of agreements among WFOE, Shangrao Bai Hua Zhou Industrial Co., Ltd. and Li Xiaoling, the sole shareholder of Shangrao Bai Hua Zhou Industrial Co., Ltd.

In connection with the consummation of the Acquisition, all of the assets related to the semiconductor business we previously conducted were transferred to a newly formed entity controlled by Mr. Bernard Kravitz (“Acquisition Entity”).  In consideration of such transfer, the Acquisition Entity assumed all of our liabilities as of the time immediately prior to the consummation of the Acquisition, including the payment of the Note.  Payment of the Note is secured by a pledge of 2,000,000 shares of common stock issued to Bernard Kravitz in exchange for the cancellation of certain of our demand notes in the aggregate principal amount of $104,000.  In connection with the execution of the Original Share Exchange Agreement, Mr. Kravitz also agreed to terminate the Put Agreement entered into on October 30, 2009 and release us from any obligations thereunder.  Under the Put Agreement, Mr. Kravitz had been given an option to put to us a maximum of 1,000,000 shares of common stock at a price equal to the then current market price multiplied by .80, with a minimum purchase price per share of $0.30 and a maximum purchase price per share of $0.80.

Reasons for Entering into the Variable Interest Entity Agreements with Shangrao

Ms. Li, the sole shareholder of Shangrao, desires to access the US capital markets to obtain funds to expand the operations of Shangrao and, potentially, to acquire other business in China.  Because Shangrao controls natural forest resources containing rare plant species, if it is to be acquired by non-Chinese citizens, the acquirer must submit a report to the Ministry of Commerce which, if it determined that the transaction may have a serious impact on the security of China’s economy, could prohibit the transaction or amend the terms on which it occurred to eliminate the perceived threat. Although she believes there is no basis for such action, Ms. Li, the sole shareholder of Shangrao was concerned that the Ministry of Commerce would not permit the forest resources or Shangrao to be acquired by foreigners or would simply fail to take any action.  Rather than seek the consent of the Chinese authorities, Ms. Li determined to cause Shangrao to enter into the VIE agreements with WFOE.  The VIE structure has been used by other Chinese companies that have accessed the US capital markets and Ms. Li believes that it will enable Shangrao to obtain the capital necessary to achieve her goals. There is no assurance that the use of the VIE structure will insulate us from action by the Ministry of Commerce should it determine it is appropriate to do so. The material terms of the VIE Agreements are summarized below under the caption “Business – The VIE Agreements.”

Inasmuch as the business of Shangrao represents all of our operations after giving effect to the Exchange Agreement and the management of Shangrao will represent a majority of our Board of Directors and all of our officers, to provide the reader with information regarding our business we are providing below substantially all of the information that would be required if we were to file a registration statement on Form 10.

The Acquisition was accounted for as a recapitalization effected by a share exchange, whereby Baihouzhou is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

Business Overview

We operate our business in China through Shangrao Bai Hua Zhou Industrial Co., Ltd., which was founded by Ms. Li Xiaoling in November 2002. With over ten years’ growth, we have become a leading landscaping company in East China. In addition to providing complete landscaping services we maintain leased properties on which we grow trees, shrubs and flowers for sale to third parties or installation in our projects which we believe adds to our profit margin. We have six production facilities covering a total area of more than 660 hectares on which we cultivate a large quantity of tree species, landscape plants, shrubs, flowers and high-grade seedlings. We believe that by growing our own trees, plants and shrubs, we can generate this inventory at a cost below that which it could be acquired from third party vendors, particularly in light of the ongoing inflation in China. Our resource costs as a percentage of our overall costs have dropped significantly as a result of steady appreciation in value of the resources we acquired in the past. According to statistics provided by www.yuanlin.com, while the price of seedlings has increased by 5-10 times, the price for precious tree species soared by 10-1000 times between 2005 and 2010.

In addition to providing clients with nursery stock grown by us or acquired from third parties, we provide full-scale landscaping services ranging from landscape design and engineering, construction and landscape conservation, to planning and maintenance of trees, shrubs and flowers. While our main focus is on providing services in Jiangxi Province, we have extended our sales network to other provinces and regions in China including Fujian, Zhejiang, Hunan, Guangdong and Hubei.

During 2011 we made an effort to shift the focus of our business from lower margin nursery stock to higher margin products such as rare bonsai and stump products. More recently, we have expanded our operations into the production, supply and sale of organic agricultural products, valuable seedlings, stump carvings and high-grade bonsai and flowers. Because the sale of most of our agricultural and forestry products and services is tax-exempt, we enjoy an overall profit margin that has risen steadily from 48.5% in 2010 to 62.8 % in 2011 and to 76.7% in the first quarter of 2012.

The revenues of Shangrao were $14,056,779 and $18,900,616 in the years ended December 31, 2010 and 2011, respectively, and $7,213,929 for the first quarter ended March 31, 2012.

Our principal executive office is located at No.8 Ji Yang Road, Xinzhou District Shangrao City, Jiangxi Province, People's Republic of China. The telephone number at our principal executive office is 86 793 8070319.

Corporate History and Background

Dionics, Inc., which was incorporated in the State of Delaware in 1968, designed, manufactured and marketed semiconductor electronic products.  Dionics, which operated at a loss in 2009 and 2010, had net sales of $628,000, $705,100 and $492,200 in 2009, 2010 and 2011, respectively, and $107,400 for the first quarter ended March 31, 2012, as compared to $116,000 for the first quarter ended March 31, 2011.  In October, 2009, Dionics consummated a Stock Purchase Agreement whereby Central Mega Limited, a British Virgin Islands corporation (“CML”), acquired 13,000,000 shares of our common stock at a price of $0.04 per share, consisting of 11,000,000 newly issued shares acquired from us and 2,000,000 previously issued shares acquired from Bernard Kravitz.

On January 30, 2012, Dionics entered into the Original Exchange Agreement with Shangrao and Li Xiaoling, its sole shareholder.  Shangrao was established in November 2002 in Shangrao City in Jiangxi Province, China. In anticipation of the consummation of the Original Exchange Agreement, Ms. Li caused Baihuazhou to be established in the British Virgin Islands on March 13, 2012; Baihuazhou HK to be established in Hong Kong on March 21, 2012; and WFOE to be established in the PRC on March 2, 2012. On February 22, 2012, the local government of the PRC issued a certificate of approval regarding the foreign ownership of WFOE by Baihuazhou HK.

On June 29, 2012, we entered into an amendment to the Original Exchange Agreement pursuant to which we agreed to acquire all of the outstanding shares of Baihuazhou from the former shareholder of Baihuazhou, instead of the shares of Shangrao, on the same terms and conditions set forth in the Original Exchange Agreement. Baihuazhou was formed by Li Xiaoling to manage and control the operations of Shangrao through a series of variable interest entity contractual agreements among Shangrao, the shareholder of Shangrao and WFOE, a wholly-owned foreign enterprise owned by Baihuazhou HK, due to restrictions on the ownership of businesses with operations in the PRC by foreign entities.  Thus, upon consummation of the Acquisition,  Baihuazhou became our wholly-owned subsidiary and the former shareholder of Baihuazhou became our controlling stockholder and, as a result of the actions taken in anticipation of the consummation of the Acquisition, Baihuazhou, in turn owns all of the issued and outstanding capital stock of Baihuazhou HK, which in turn owns all of the issued and outstanding capital stock of WFOE which effectively and substantially controls Shangrao through the VIE Agreements.

 The VIE Agreements

On May 1, 2012, WFOE,  Shangrao and Li Xiaoling, Shangrao’s sole shareholder, entered into a series of agreements known as variable interest entity agreements (the “VIE Agreements”), pursuant to which Shangrao became contractually controlled by WFOE.  The VIE Agreements included:

(1)
Exclusive Business Cooperation Agreement: Pursuant to this Agreement, WFOE will be the exclusive provider of management consultation, staff training, business support, financing and related services to Shangrao. In consideration of its services, WFOE shall be paid an amount equal to the pre-tax profits of Shangrao and upon request WFOE shall be required to pay to Shangrao the amount of any loss incurred by Shangrao. The term of the Exclusive Business Cooperation Agreement will continue for a term of thirty years, or until May 1, 2042, and will be extended automatically for successive ten year periods thereafter, except that the agreement will terminate (i) at the expiration of the initial thirty-year term, or any ten-year  renewal term, if WFOE notifies Shangrao not less than 30 days prior to the applicable expiration date that it does not want to extend the term, (ii) upon prior written notice from WFOE, or (iii) upon the date WFOE acquires all of the assets or equity interests of Shangrao.

(2)
Exclusive Option Agreement: Pursuant to this Agreement, Li Xiaoling, the sole shareholder of Shangrao, granted to WFOE an exclusive option to purchase all of the assets or outstanding shares of Shangrao.  Unless an appraisal is required by the laws of China, the purchase price of the assets or outstanding equity shall be equal to the lower of (i) the actual registered capital of Shangrao and (ii) RMB 500,000.  The term of the Exclusive Option Agreement is thirty years, or until May 1, 2042, unless extended by WFOE.

(3)
Power of Attorney: Li Xiaoling, the sole shareholder of Shangrao, has granted WFOE a Power of Attorney irrevocably authorizing WFOE to exercise all of its rights as a shareholder of Shangrao. The rights granted include, without limitation, the right to: (i) attend the shareholders’ meetings of Shangrao; (ii) exercise all of  holder’s rights as a shareholder under the laws of the PRC and the Articles of Association of Shangrao, including but not limited to the right to transfer or pledge or disposition of the grantor’s shares in Shangrao; (iii) designate and appoint the legal representatives, Chair of the board of directors and other members of the senior management of Shangrao; and (iv) to execute the relevant share and/or asset purchase agreements contemplated in the Exclusive Option Agreement, and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement.

(4)
Loan Agreement: Pursuant to a Loan Agreement, Li Xiaoling, the sole shareholder of Shangrao has borrowed RMB 10,000,000 from WFOE on an interest-free basis for use in the business of Shangrao.   The term of the loan is 30 years from the date of the loan, except that WFOE may require repayment of the loan upon thirty days notice.

(5)
Share Pledge Agreement: Pursuant to a Share Pledge Agreement, Li Xiaoling, the sole shareholder of Shangrao, has pledged all of her shares in Shangrao as security for the performance by Shangrao and Li Xiaoling, as the sole shareholder of Shangrao, of their obligations under the VIE Agreements. The Share Pledge Agreement was registered with the local office of the State Administration for Industry & Commerce, or SAIC, in April 2012.

The foregoing description of the terms of the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, the Power of Attorney, the Loan Agreement and the Share Pledge Agreement is qualified in its entirety by reference to the provisions of the agreements filed as exhibits to this report.

The chart below presents our corporate structure:

The following table lists the directors and officers of the foregoing entities:

Corporate Name	Director	Officer
Baihuazhou (BVI)	Li Xiaoling Liu Shuzhong, Lu Jun	Chairperson: Li Xiaoling CEO: Liu Shuzhong CFO: Zhu Xiuzhi
Baihuazhou HK	Li Xiaoling, Liu Shuzhong, Lu Jun	Chairperson: Li Xiaoling CEO: Liu Shuzhong CFO: Zhu Xiuzhi
WFOE	Li Xiaoling, Liu Shuzhong, Lu Jun	Chairperson: Li Xiaoling CEO: Liu Shuzhong CFO: Zhu Xiuzhi
Shangrao	Li Xiaoling, Liu Shuzhong, Lu Jun	Chairperson: Li Xiaoling CEO: Liu Shuzhong CFO: Zhu Xiuzhi

Description of Business

The industry

Starting in 2001, China experienced rapid growth in the landscaping and forestation industry. The dramatic change was largely driven by the rapid urbanization of China and government support. According to the National Bureau of Statistics of China, the urban area within China has increased by an average of 5% per year from 19,000 square kilometers in 1995 to 40,000 square kilometers in 2009. The urbanization ratio grew from 35% in 2001 to 53% in 2009 and was estimated to reach 55-60% by 2015. Based on the information provided by the Chinese Society of Landscape Architecture (CHSLA), the total urban green spaces in China grew from 400,000 hectares in 2001 to 2 million hectares in 2010. By 2010, the green coverage ratio had exceeded 40% and per capita public green space was more than 10 square meters per person.  With the rapid increase of urbanization, the landscaping and forestation industry in China has become a market with an estimated demand totaling over 200 billion RMB.

Within China, central and local governments have encouraged and supported the growth of the landscaping and forestation industry. For example, on May 31, 2001, the State Council promulgated the “Circular on Strengthening the Development of Urban Forestation”, opening up the landscaping industry to private investors. The industry in all aspects including landscape planning, landscape engineering, and landscape conservation and seedling cultivation has since experienced rapid growth. In March 2011, in its Five-Year Plan the Chinese Government set the goal of raising the urbanization ration to 55-60% by 2015 and enhancing the scale of urban landscaping. In addition to policy supports, governments at all levels have increased their investment in urban landscaping from 16.3 billion RMB in 2001 to 70 billion RMB in 2009.

For most landscaping companies, the cost of raw materials such as seedlings, building stones, timber and shrubs, and labor account for a high portion of their expenses and, in turn represent more than half of the cost to the customer.  The rapid growth in demand for raw materials can cause temporary scarcities and has resulted in substantial price increases for many products. Consequently, the ability to obtain sufficient raw materials at competitive costs can give a company a competitive edge when bidding for larger projects.

Our Products

Shangrao was organized for the express purpose of providing landscape services and nursery stock sales to residential, industrial, and commercial customers in Jiangxi and surrounding provinces, with an emphasis on providing landscape services to larger industrial, commercial and government projects.  Our services include all aspects of landscape design, construction and maintenance.  Our services are principally offered to and our customers include larger real estate developers and urban planning departments. Our principal products include the trees, shrubs and flowers, necessary for large scale landscaping projects and our services include providing the engineering and horticultural skills necessary to complete such projects.  Part of our strategy has been to seek to ensure that we have access to the necessary raw materials at reasonable cost by obtaining land use rights or leases to agricultural properties when possible or entering into agreements which grant us exclusive access to government controlled properties. We currently lease or have land use rights to six separate parcels, all of which are described below, and have been granted an Exclusive Operating License (30 Years) by Jiangxi Provincial Government to develop, harvest, process, and sell, in the protective manner, seedlings in the primeval forests in an area of 460 square kilometers over Mount Wufu (part of Wuyi Mountains).  We are also the only firm in Jiangxi with a Business Permit issued by the Forestry Administration of China allowing us to utilize National Key Protected Wild Plants & Products in our projects.

Our reserves include trees protected by the Central Government such as natural Chinese yews and ginkgo, wild plants (e.g., torreys, citrons, and Cinnamomum hupehanums), representing approximately 37% of our stock, and wild trees (e.g., the osmanthus, redflowered loropetalum, Phyllostachys pubescens, Chinese chestnut, Ilex cornuta, and camellia) protected by the Provincial Government of Jiangxi, representing approximately 24% of our stock.

Our resource reserves have enabled us to keep the rate at which our costs have increased below the rates incurred by many of our competitors. The forest land, trees and land resources we acquired have steadily appreciated in value.  According to www.yuanlin.com, while seedling prices increased by 5-10 times, the prices for precious tree species had soured by 10-1000 times between 2005 and 2010. For example, 20-year-old Chinese yew costs RMB 3,000-100,000 Yuan per tree.

Property

We currently have the rights to use the parcels of land located on our six bases for nursery and cultivation purposes, subject to different terms and conditions:

Mount Wufu Base: We entered into a lease agreement with the local government of Wufu Mountains on November 16, 2002. We have the right under the lease to use a parcel of 1070 Chinese Mu for 30 years for a total rent of 16,050,000 RMB (approximately $1.9 million).

Zao Tou Base: We entered into a lease agreement with the local government of Zaotou Town on October 20, 2002. We have the right under the lease to use a parcel of 730 Chinese Mu for 30 years for a total rent of 13,140,000 RMB (approximately $1.6 million).

Shishi Base: We entered into two lease agreements with the local government of Shishi Town respectively on April 1, 2006 and January 1, 2007. We have the right under the two leases to use two parcels totaling 1,500 Chinese Mu respectively for 50 years. The first lease provides for a total rent of 19,500,000 RMB (approximately $2.4 million) and the second one for a total rent of 5,000,000 RMB (approximately $600,000).

Company Base: We entered into a lease agreement with Jiangxi Jiahe Electronics Co., Ltd. on November 1, 2006. We have the right under the lease to use a parcel of 50 mu for 6 years for a total rent of 60,000 RMB (approximately $9,600).

Feng Ling Tou Base: We entered into a seedling purchase agreement with Jiangxi Yiqing Industrial Co., Ltd. on May 6, 2008. We agreed to use a parcel of 1,000 Chinese Mu free of charge and purchase all its production for a price totaling 26 million RMB. The right to use the parcel of land was valued at 730,000 RMB (approximately $100,000).

Long Hu Base: We entered into a seedling purchase agreement with Jiangxi Red Rose Agricultural Development Co., Ltd. on November 15, 2008. We can use a parcel of 5,570 Chinese Mu free of charge and purchase all its production for a price totaling 44 million RMB. The right to use the parcel of land was valued at 458,000 RMB (approximately $60,000).

 Our Technology

We are an industry leader in tree grafting and tissue culture techniques in China.  Part of our business strategy is to protect and propagate rare tree species. The application of our grafting techniques serves to preserve and rejuvenate old trees while creating unique features and increasing market values. Our tissue culture techniques are used for the reproduction and multiplication of endangered tree species.

Our Growth Strategy

For the foreseeable future the principle focus of our efforts will be to expand and improve our capacity to generate high margins along the value chain of the landscaping industry. Our high value-added nursery products include eco-green agricultural products, high-grade flowers, high-grade bonsai, valuable seedlings and trees, and high-grade wood carvings.

In addition to expanding our core business, we intend to seek to grow our business by leveraging our strength in resource reserves and continuing our efforts to develop unique high value-added products. For the immediate future we will seek to acquire additional resources including forest lands, precious tree species and forest trees. In addition, in our forest laboratories we will seek to develop new uses for our natural resources. For example, we are currently developing high-grade camellia oil for use as a green edible oil and skin care product to take advantage of our natural camellia forests. We also are working to develop herbal products as we have a long history of planting kudzu vine root which is used as food ingredient and Chinese Traditional Medicine herb.  In addition, we routinely explore whether there are specialty green and organic foods we can profitably grow and distribute. Except as stated above, the Company does not have any plans to develop specific products at this time. Some of the products that the Company may decide to produce may be subject to regulations other than those discussed below under the caption “Government Regulations.” Any determination by the Company to produce a particular product will only be made after an examination of applicable regulations and an assessment of the impact of such regulations on cost and feasibility.

Customers

Our primary customers include real estate developers, landscaping companies, gardening companies and urban planners in Jiangxi Province and the adjacent provinces.  Our sales to date have been concentrated among buyers in and around Shangrao due to their proximity to our facilities. Due to the size of some of the projects that we undertake, one or a few customers generally represent a large portion of our revenues each year.  However, as we undertake new products, the identities of these customers will vary from period to period.  Our five largest customers, accounted for 41%, 45% and 78% of our total sales for the years ended December 31, 2011 and 2010, and the three months ended March 31, 2012, respectively. During the year ended December 31, 2011, we had a major sales contract with Changshao Luchuan Seedling Cooperation that represented 11% of our total sales for that year and during the fiscal year ended December 31, 2010, we had a major greening work service contract with Shangrao Economic House Development Department that represented 18% of our total sales for that year.  Sales to no other customer accounted for 10% or more of our total sales for each of the years ended December 31, 2011 and 2010.

 Despite the concentration of our sales to date, we believe there are numerous prospective buyers for our products.

We seek to reach our customers through various means. Larger real estate developers, government agencies and commercial enterprises are directly contacted by members of our management.  For smaller customers, we have experienced sales personnel and maintain a website to provide round the clock information on items in stock and prices.

Raw Materials

The materials used in landscaping projects generally represent a high portion of the cost to the customer.  Moreover, the ability to deliver rare or more desirable species often may influence a customer when deciding to award a project.  We have made an effort to obtain direct access to a large volume and a diverse nursery stock.  This stock includes not only more common plants, shrubs, trees and flowers, but also includes a large variety of rare species and high margin products such as bonsai and tree stumps used to produce high value wood carvings. Because of the emphasis we place on having direct access to nursery stock more than half of the nursery plants we sell are collected from Mount Wufu or cultivated on our facilities.   Asian stumps used for bonsai are collected by employees from the mountains located on our bases. We replant cuttings to reproduce precious tree species, practicing ecologically sound resource recovery methods such as monitoring the number of cuttings planted to avoid overgrowth.

The extinction of plant species may be due to several factors, for instance, destruction, pollution, and deforestation. Mount Wufu has a large area of dense seedlings. In order to improve the absorption of light and fertility of the seedlings to ensure survival, many of them should be cleared. Instead of simply cutting and disposing of the excess seedlings, transplanting is an ecologically sound method to foster greater growth. With approval from local forestry department, we transplant seedlings from Mount Wufu to our base for cultivation. In this way, rare species are well kept. Well grown seedlings are used as the parent tissue culture to generate more seedlings. Well grown trees are sold to beautify the city's ecological environment.

Our principal vendors include Shangsha Luchuan Nursery Cooperation Co., Ltd. and Shangrao Jiyang Chinese Herbs Co., Ltd.  Although our purchases of raw materials to date have been concentrated among a small number of buyers, we believe there are alternate sources of supply available to fill our needs at prices comparable to those we currently pay for supplies.

During 2011, approximately 55% of our raw materials were obtained from lands we lease on Mount Wufu, approximately 16% was self-cultivated at our other bases, and approximately 29% was obtained from vendors. During 2010, approximately 56% of our raw materials were obtained from lands we lease on Mount Wufu, approximately24% was self-cultivated, and approximately 20% was obtained from vendors.

The cost of raw materials obtained from Mount Wufu consists primarily of our labor costs, machinery rental fees, transportation fees and cultivation costs incurred to plant new specimens. The cost of raw materials cultivated on our other bases consists primarily of our labor costs, the cost of the facilities, and cultivation costs to plant new specimens as specimens are harvested.  The cost of raw material obtained from vendors consists primarily of the price paid to the vendor.  We believe that the costs of raw materials obtained from Mount Wufu or cultivated on our other bases are generally less than those obtained from third party vendors due to our ability to control our costs and the absence of a profit margin with respect to the specimens we acquire from Mount Wufu or produce on our facilities.

Employees

We currently employ 47 full time people consisting of 7 technicians, 8 management level personnel and 32 base laborers.  We require our employees to have appropriate education, training or work experience in their respective fields. We believe that our management team possesses in-depth knowledge critical to our Company’s success and is capable of identifying and seizing market opportunities, and implementing our business plans. We also employ part time laborers, ranging from 100 during the fourth quarter when nursery cultivation operations are least active, to 300 during the first three quarters of the year when nursery cultivation operations are more active. We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC.

Seasonality

Although nursery sales and greening operations are not seasonal, nursery cultivation operations are more active during the first three quarters of the year than during the fourth quarter.  Consequently, we tend to decrease the number of part-time personnel engaged during the fourth quarter and our revenues and expenses may be reduced accordingly.

Competition

There are currently no dominant companies in the national Chinese landscaping industry.  Most of the industry participants are relatively small companies which operate in a specific territory.   We are currently the largest landscaping company measured by dollar volume in Jiangxi Province although we face competition from numerous smaller companies. There is vigorous competition with respect to the design and construction of landscaping projects. We seek to differentiate ourselves from competitors by emphasizing our ability to provide rare species and our ability to provide full-scale services and operate across a wider geographic region than most of our competitors. These competitive strengths enable us to lower and spread operating costs and capture higher profit margins.

Our competitors in China are mainly Orient Landscape Inc., Guangdong Palm Landscape Architecture Co., Ltd. and Lingnan Landscape Co., Ltd. In Jiangxi Province we compete principally with Jiu Jiu Landscape Development Co., Ltd. and Yuan Quan Industrial Group Co., Ltd. Most of our competitors purchase from other bases and individuals large-size, valuable and modeling seedlings used in seedling sale and construction, which increases their sales cost and greatly reduces their profit margin. We possess the following strengths in resource reserves, valuable seedling stocks, cost advantage and talent reserves:

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We hold an Exclusive Operating License to develop, harvest, process, and sell seedlings from the primeval forests located on an area of 460 square kilometers on Mount Wufu.  Mount wufu is known as the Valuable Plant Specimen Bank of China.  The operating license is valid until May 2032.  When we desire to harvest products from Mount Wufu, we provide the local forestry department with our plans identifying the quantity of each species to be harvested. Collection has to be from the permitted 460 square kilometers of Mount Wufu.  Our ability to collect plants is unlimited except for those plants protected as key national plants.

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We are one of a few firms in China with a Business Permit for National Key Protected Wild Plants & Products (GFWO E2011 No.021) issued by the Forestry Administration of China.  This Permit allows us to harvest, process and sell certain classified wild plants.  This Permit is a one-time perpetual grant, subject to a routine inspection conducted once every three years. Our next inspection is scheduled for June 2014. We will pass the inspection if there we have not violated any laws with respect to the harvesting of wild plants.

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As part of our growth plan, we have cultivated in large areas such high-grade plants as Chinese yews, podocarpus and ancient tree stump bonsai to increase our market share in valuable plants.  During our growth, we have also sought to strengthen the professionalism of our mid-to-high management, and have hired sufficient management to support our growth for the immediate future.

Government Regulations

We believe that we have obtained all regulatory approvals and permits required for the conduct of our business and have obtained an opinion of counsel as to the compliance of our corporate structure with applicable PRC regulations which has been filed as an exhibit to this report.

Regulations on Harvesting and Dealing of Wild Plant

Wild plants in China are subject to strict regulation. The major wild plant regulations applicable to us include the Law of the People’s Republic of China on Forests, the Law of the People’s Republic of China on Grassland, the Regulations of the People’s Republic of China on Wild Plant Protection (the “Wild Plant Regulations”), and relevant regulations promulgated by authorities at the provincial and regional levels.

China generally bans harvesting for economic purposes, sale and purchase of certain protected wild plants.  The Wild Plant Regulations require a permit to harvest key wild plants subject to protection. Harvesting of key protected wild plants must conform to the category, quantity, site, time and methods set forth by the permit.

We currently hold a Business Permit for Key Protected Wild Plants of Jiangxi and Products issued by the Forestry Administration of Jiangxi Province on June 7, 2011. We also hold a Business Permit and a Production Permit for Forest Trees and Seeds respectively issued by the Forestry Administration of Shangrao on March 25, 2010.

Regulations on Urban Landscaping and Afforestation

The State Council promulgated the Regulations of the People’s Republic of China on Urban Afforestation (the “Afforestation Regulations”) on June 22, 1992. The Afforestation Regulations require landscaping companies to obtain qualifications in order to undertake landscaping and afforestation projects.

We currently hold a Certificate of Class 2 Qualifications for Urban Landscaping and Afforestation Enterprises issued by the Department Housing and Urban-Rural Development of Jiangxi Province in April 2012. This certificate permits us to undertake greening work services, including greening field work throughout the PRC and to provide construction and subsequent maintenance service.

Forestry Law of the People's Republic of China

On September 20, 1984, the Standing Committee of the Sixth National People's Congress promulgated Forestry Law of the People’ Republic of China, which was  amended by the Second Meeting of the Standing Committee of the Ninth National People's Congress on April 29, 1998. According to the relevant provisions, forest resources belong to the state, excluding those specified under law belonging to collective ownership. State-owned and collective-owned forests, woods and forest lands, individual-owned woods and individual-used forest lands shall be registered by the local people's governments at or above the county level and rosters compiled and certificates issued confirming the ownership or right to use. The State Council may authorize the competent department of forestry under the State Council to register and compile rosters of forests, woods and forest lands of the key state-owned forest regions determined by the State Council, issue certificates and notify the local people's governments concerned. Legitimate rights and interests of owners and users of forests, woods and forest lands are protected by law upon which no unit or individual shall infringe. The State strictly controls the annual rate of forest felling in accordance with the principle that the rate of consumption is lower than the rate of growth. Annual quotas for felling shall be worked out by state-owned forestry enterprises and institutions, farms, factories and mines as units with respect to the state-owned forests and woods and by counties as units with respect to collective-owned forests and woods and individually-owned woods which shall be collected and consolidated by the competent departments of forestry of the provinces, autonomous regions and municipalities directly under the Central Government and submitted to the State Council for approval upon examination and verification by people's governments at the corresponding level.

As of May 25, 2012, the forestry bureau of Shangrao County issued proof certifying that since Shangrao was established, it has been in compliance with the relevant provisions of state and local forestry regulation.

Law of the People's Republic of China on Land Contract in Rural Areas

The Law of the People's Republic of China on Land Contract in Rural Areas, was adopted at the 29th Meeting of the Standing Committee of the Ninth National People's Congress of the People's Republic of China on August 29, 2002, which was promulgated and in effect as of March 1, 2003.

According to this law, land in rural areas, which includes the arable land, forestlands and grasslands, are owned collectively by the peasants and by the State and used collectively by the peasants. The collective economic organization of the village or the villagers committee is entitled to contract the land owned collectively by the peasants to others. However, when the party giving out contracts gives out the contracts for rural land to units or individuals other than the ones of the collective economic organization concerned, the matter shall first be subject to consent by not less than two-thirds of the members of the villagers assembly, or of the villagers' representatives, of the collective economic organization concerned and it shall be submitted to the township (town) people's government for approval. Where units or individuals other than the ones of the collective economic organization concerned undertake contracts, the contracts shall be concluded only after examination of the credit position and management capability of the contractors.

Shangrao has signed several Rural Land Lease Agreements with local villagers committees, directly and indirectly. However, such agreements did not receive the requisite approvals from the competent peasants subject to the above laws. Since as a practical matter  it is difficult for each of the relevant peasants involved with the rural land to agree with the signed agreements in a timely manner, the local villager committee usually represents the relevant peasants to sign such agreements with third parties without approval from the competent peasants. Each of the villagers committees concerned has agreed to bear the liability if there is any conflict the outcome of which is unfavorable to Shangrao.  Although to our knowledge, no proceedings and/or claims have been asserted against us relating to our rights to the land, we cannot provide any assurance that such proceedings or claims may not arise in the future. In the event such proceedings and/or claims are brought against us, our business operations and financial performance may be adversely affected.

Regulations on Annual Inspection

In accordance with relevant PRC laws, all types of enterprises incorporated under the PRC laws are required to conduct annual inspections with the State Administration for Industry and Commerce of the PRC or its local branches. In addition, foreign-invested enterprises are subject to annual inspections conducted by other applicable PRC governmental authorities. In order to reduce enterprises’ burden of submitting inspection documentation to different governmental authorities, the Measures on Implementing Joint Annual Inspection on Foreign-invested Enterprises issued in 1998 by SAFE, together with six other ministries, stipulated that foreign-invested enterprises must participate in an annual inspection jointly conducted by all relevant PRC governmental authorities.

The annual inspection normally would involve the review by the authorities of the following matters:

•	Any change of recorded information (such as the company name, business address, legal representative, shareholders, directors, supervisors, manager, registered capital, paid-in capital);

•	Business performance for the past year;

•	Outside investments;

•	Branches and subsidiaries; and

•	Whether shareholders have performed their capital contribution obligations.

Under relevant regulations, only a company which has passed an annual inspection is permitted to conduct  business.  A company which fails to participate in or pass an annual inspection, is subject to a fine, and if such failure continues, its business license may be cancelled.

Regulations on Work Safety

The Work Safety Law of PRC (the “Work Safety Law”) was promulgated as of June 29, 2002. It regulates the work safety of those entities that engage in production and business operation activities within the territory of the PRC (hereinafter referred to as “production and business operation entities”). All production and business operation entities must observe the Work Safety Law and any other relevant laws or regulations concerning work safety, strengthen the administration of work safety, establish and perfect the system of responsibility for work safety, perfect the conditions for safe production, and ensure safety during production. The production and business operation entities must provide conditions for safe production as provided in the Work Safety Law and other relevant laws, administrative regulations, national standards and industrial standards.

Any entity that does not maintain the conditions for safe production may not engage in production and business operation activities.

The Department of the State Council in charge of the supervision and administration of work safety is required to implement comprehensive supervision and administration of work safety in the PRC. The relevant governmental authorities superior to the county level and in charge of the supervision and administration of work safety are required to implement comprehensive supervision and administration of work safety within their respective administrative jurisdictions according to the Work Safety Law.

In case of a violation of the Work Safety Law, the relevant authorities can order the decision-making department or key person-in-charge of any production and business operation entity to correct the violation, suspend production or business and can take other administrative measures. If a work safety accident has resulted and a crime has been committed, the key person-in-charge may incur criminal liabilities according to the relevant provisions of the Criminal Law.

Regulations on Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 2008 and various regulations issued by the State Administration of Industry and Commerce and the State Administration of Foreign Exchange (“SAFE”) and other relevant PRC governmental authorities, Renminbi are freely convertible only to the extent of current account items, such as trade related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require prior approval from SAFE or its local counterpart for conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC.

Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local counterpart. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into Renminbi.

On August 29, 2008, SAFE promulgated a circular regulating the conversion by a foreign-invested company of its registered capital in foreign currency into Renminbi by restricting how the converted Renminbi may be used. This circular stipulates that the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within China. Violations of this circular can result in severe penalties, including monetary fines.

In addition, any foreign loans to an operating subsidiary in China that is a foreign invested enterprise, cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount.

Regulation on Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, SAFE issued Circular 75, which regulates foreign exchange matters in relation to the use of a “special purpose vehicle” by PRC residents to seek offshore equity financing and conduct “return investment” in China. Under Circular 75, a “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC citizens or PRC entities (collectively, as PRC residents) for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, while “round trip investment” refers to the direct investment in China by PRC residents through the use of “special purpose vehicles,” including without limitation, establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets. Circular 75 requires that, before establishing or controlling a “special purpose vehicle,” PRC residents are required to complete foreign exchange registration with the competent local counterparts of SAFE for their overseas investments. In addition, such PRC resident is required to amend his or her SAFE registration or to file with SAFE or its competent local branch, with respect to that offshore special purpose vehicle in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China by the offshore special purpose vehicle. To further clarify the implementation of such amendment or filing procedure, SAFE requires domestic enterprises under Circular 75 to coordinate and supervise such amendment or filings with SAFE or its local counterparts by such PRC residents. If PRC residents fail to comply, the domestic enterprises are required to report to the local SAFE authorities.

Failure to comply with the registration procedures set forth in Circular 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including being prohibited from distributing its profits and proceeds from any reduction in capital, share transfer or liquidation to its offshore parent or affiliate, and restrictions on the ability to contribute additional capital from the offshore entity to the PRC entities, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

Regulation on Overseas Listings

On August 8, 2006, MOFCOM, the CSRC, the State-owned Assets Supervision and Administration Commission, the SAT, the State Administration of Industry and Commerce and SAFE jointly promulgated the “Rules on the Mergers and Acquisition of Domestic Enterprises by Foreign Investors,” which became effective on September 8, 2006, and was further amended on June 22, 2009, or the M&A Rules.

Among other things, the M&A Rules include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions by wholly foreign-owned enterprises include: Wholly Foreign-Owned Enterprise Law (1986), as amended in 2000 and Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended in 2001. Under these regulations, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside 10% of their after-tax profits based on the PRC accounting standards each year, if any, to fund their general reserve fund, until the accumulative amount of such reserves reaches 50% of their registered capital. These reserves are not distributable as cash dividends. Besides the compulsory reserve fund, wholly foreign-owned enterprises may also set aside any funds from their after-tax profits, at the discretion of their shareholders. In addition, dividends we pay to our non-PRC shareholders may be subject to a 10% withholding tax, unless otherwise set forth in the tax treaties between China and other countries or areas.

Regulations Relating to Taxation

The PRC Enterprise Income Tax Law (the “EIT Law”) applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, unless where the enterprise is involved in an industry or engaged in a special project that has been granted an exemption. Article 27(1) of the Enterprise Income Tax Law (the “EIT Law”) of the People’s Republic of China (PRC) states that income derived from agricultural, nursery planting and cultivation, forestry collection, or nursery related services is exempt from the EIT tax.   In addition, Article 86 of the Implementing Regulations of the EIT Law (the “Implementing Regulations”) contains an exemption for income derived from such projects as cultivation and planting trees, harvesting of forest products, and primary processing of agricultural products. Our business satisfies the requirements for these exemptions. Thus, the Company is currently exempt from the EIT tax on all of its current activities.

Under the PRC EIT Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008 and payable to its foreign investor may be subject to a withholding tax rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax.

 Under the PRC Enterprise Income Tax Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. A circular issued by the State Administration of Taxation in April 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese enterprise groups and established outside of China as “resident enterprises” clarified that dividends and other income paid by such PRC “resident enterprises” will be considered PRC-source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non-PRC enterprise shareholders. This circular also subjects such PRC “resident enterprises” to various reporting requirements with the PRC tax authorities.

Under the implementation regulations to the PRC Enterprise Income Tax Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, the tax circular mentioned above specifies that certain PRC-invested overseas enterprises controlled by a Chinese enterprise or a Chinese enterprise group in the PRC will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, the company seal, and minutes of board meetings and shareholders’ meetings; and 50% or more of the senior management or directors having voting rights.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Notes Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Related to Our Business

We are dependent on a limited number of customers.

Our five largest customers accounted for 41%, 45% and 78% of our total sales for the year ended December 31, 2011 and 2010 and the three months ended March 31, 2012, respectively.  Our revenue increased substantially in the first quarter of 2012 due to contracts entered into with three customers which represented approximately 57% of our revenue for the quarter as a result of the Key Greening Project announced in 2011.  During the year ended December 31, 2011, we had a major sales contract with Changshao Luchuan Seedling Cooperation that represented 11% of our total sales for that year and during the fiscal year ended December 31, 2010, we had a major greening work service contract with Shangrao Economic House Development Department that represented 18% of our total sales for that year.  Sales to no other customer accounted for 10% or more of our total sales for each of the years ended December 31, 2011 and 2010. We cannot assure you that similar projects will be announced by the government or that we will be awarded substantial contracts in connection with future projects.

We may have difficulty in managing our future growth and any associated increased scale of our operations.

We expect to expand through both organic growth and acquisitions. We plan to expand our primeval forest bases, acquire additional resources including old stumps, precious seedlings and trees, and forest trees with economic values, reform our natural camellia forests, build laboratories and processing factories, and extend our trading platforms to other major cities. Our future expansion may place a significant strain on our managerial, operational, technical and financial resources. In order to better allocate our resources to manage our growth, we must hire, recruit and manage our workforce effectively and implement adequate internal controls in a timely manner. If we are unable to effectively manage our growth and the associated increased scale of our operations, our business, financial condition and results of operations could be materially and adversely affected.

Our business requires significant and continuous capital investment.

We will require a high level of capital expenditure in the foreseeable future to fund our future growth. Although the demand for landscaping plants is increasing, plant resources are limited. It is a key factor in maintaining a leading position in competition to have control on resources and acquire or buy more from time to time. We will require significant additional capital to implement our strategy of acquiring additional forest and plant resources, production bases and precious plant species. In addition, the establishment of plant distribution channels and wholesale markets requires adequate funds to build up a proper nursing, processing, production and sales chain. We intend to fund our capital expenditures and future acquisitions out of internal sources and/or through access to additional financing from external sources. Our ability to obtain external financing in the future at a reasonable cost is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;
•	the condition of the global and domestic financial markets; and
•	changes in the monetary policy of the PRC government with respect to bank interest rates and lending practices.

If we require additional funds and cannot obtain them on acceptable terms when required or at a reasonable financing cost or at all, we may be unable to fulfill our working capital needs, upgrade our existing facilities or expand our business. These or other factors may also prevent us from entering into transactions that would otherwise benefit our business or implementing our future strategies. Any of these factors may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to attract and retain senior management and qualified technical and sales personnel, our operations, financial condition and prospects could be materially adversely affected.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel.  In particular, our success depends on the continuing employment of Ms. Li Xiaoling, our Chairperson of the Board, Mr. Liu Shuzhong, our Chief Executive Officer, and Ms. Kathy Zhu, our Chief Financial Officer. There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

Our operating costs may increase.

Labor costs and raw material and utilities costs in China are generally expected to increase. If our labor costs or other operating costs increase and we cannot increase our production efficiency to offset any such increase or pass any such increase on to our customers, our business, financial condition and results of operations may be materially and adversely affected.

The landscaping industry is highly competitive.

The landscaping industry is highly competitive and our continued success depends upon our ability to compete effectively in markets that contain numerous competitors across the country, some of which have significantly greater financial, marketing and other resources than we have. With the expansion of our business into other provinces, competition may cause us to lower our prices, which may adversely impact our profits. New or existing competition that uses a business model that is different from our business model may put pressure on us to change so that we can remain competitive.

We may be subject to disputes with employees or other third parties.

The businesses we operate involve dealings with both permanent and temporary employees as well as numerous third parties including land use rights holders, suppliers and customers, and we may be subject to claims or litigation involving such employees or third parties from time to time such as labor disputes and claims under business contracts with suppliers or customers. We may also be subject to labor disputes, labor shortages or other impositions on our business operations, such as supply shortages, if we are unable to amicably resolve disputes with any such parties. Issues with the local communities surrounding the areas where we operate might also arise from the implementation of our business activities, which may result in community protests, blocking of access to our operations and third party claims. Our operations may be affected if we fail to successfully settle any such issues with local communities or groups. We cannot assure you that any such disputes will not arise in the future and that the occurrence of one or multiple disputes will not have a material adverse effect on our business and financial condition.

We face certain risks and uncertainties beyond our control that are associated with our operations.

Our operations are subject to a number of operating risks and hazards, some of which are beyond our control. These operating risks and hazards include sudden outburst of plant diseases and pests, floods, landslides, earthquakes, debris flows, fires, inclement or hazardous weather conditions and natural disasters. Any of these risks and hazards or any combination thereof may disrupt or result in a suspension of our operations, increase production costs, result in property damage, personal injuries and liability to us and harm our reputation. Moreover, natural disasters and industrial accidents may damage or substantially hamper critical ancillary operations such as the growth of plants, transportation of our products to our customers, and the quality and time of the landscaping engineering works. The occurrence of any natural disaster or industrial accident adversely affecting our customers and their ancillary operations may have a material adverse effect on our business, financial condition and results of operations.

We do not have any insurance to cover our business risks.

We face various operational risks in connection with our business. However, we do not carry any insurance against these or any other risks related to our business. We cannot assure you that the safety measures we have in place for our operations will be sufficient to prevent industrial accidents or that casualties or accidents will not occur for which we will be liable.  In the event that we incur substantial losses or liabilities as a result of industrial accidents or other operational hazards or occurrences, our business, financial condition and results of operations may be materially and adversely affected.

We are dependent on continual use of our bases to conduct our business.

Our business growth requires the continual use of our production bases, including Mount Wu Fu Base, Zao Tou Base, Shishi Base, Feng Ling Tou Base and Long Hu Base, or our obtaining the rights to alternate productive land. The agreements that grant us the right to use the parcels of land on our bases may be terminated by the PRC government if the land were to be requisitioned for other purposes, similar to an exercise of eminent domain, or in the event of a natural disaster, such as an earthquake or flood. The termination of any of these agreements or substantial rent increases under these agreements may have a material adverse effect on our business, financial condition and results of operations, and there is no assurance that if we were to lose the rights to our current bases we could obtain replacement facilities on reasonable terms or at all.

Our business is subject to foreign exchange risks due to fluctuations in the exchange rate between US Dollars and the RMB.

While our reporting currency is the US Dollar, our revenues, costs and expenses are denominated in RMB. All of our assets are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between US Dollars and RMB. If the RMB depreciates against the US Dollar, the value of our RMB revenues, earnings and assets as expressed in our US Dollar financial statements will decline. A 10% appreciation or depreciation in foreign exchange rates in the years ended December 31, 2011 and 2010 would not have resulted in a material loss or gain.  To date, we have not entered into any foreign exchange forward contracts or similar instruments to attempt to mitigate our exposure to change in foreign currency rates.

Risks Related to Doing Business in China

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Our business depends on China’s economic growth.

Our business and prospects depend on the rate of economic growth in the PRC which, in turn, affects demand for plants and landscaping engineering. The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The PRC economy has grown significantly in recent years; however, we cannot assure you that such growth will continue.  If the PRC’s economic growth slows or if the PRC economy experiences a recession, the demand for our products may decrease and our business, financial condition and results of operations may be materially and adversely affected.

Since 2008, the economies of the United States, Europe and certain countries in Asia experienced a severe and prolonged recession and China experienced a slowdown in growth, which led to a reduction in economic activity. Any prolonged slowdown of the PRC economy in the future could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to extensive regulations and affected by government policies in the PRC landscaping industry.

We are subject to extensive national, provincial and local government regulations, policies and controls in the PRC that govern many aspects of our industry, including, without limitation:

•	grant and renewal of production permits and certificate of qualifications;
•	regulation on forests, grassland and wild plants;
•	standards and qualifications for landscaping companies;
•	taxes and fees; and
•	environmental, health and safety standards.

The liabilities, costs, obligations and requirements associated with these laws and regulations may be significant and may delay or interrupt our operations. Failure to comply with the relevant laws and regulations in our plant and landscaping operations may result in penalties or suspension of our business. In addition, government authorities may alter the laws and regulations applicable to our business or impose additional or more stringent laws or regulations. Compliance with new laws or regulations may restrict our business operations and require us to incur significant costs, capital expenditures or other obligations and secure new sources of financing.  Any increase in costs due to changes in laws or regulations or to our failure to comply may have a material adverse effect on our business, financial condition and results of operations.

If we fail to obtain and maintain the governmental permits, licenses and other qualifications required to conduct our landscaping business, we may lose our ability to continue to conduct certain aspects of our business operations.

We currently hold all required permits, approvals and qualifications (collectively, “Permits”) required to conduct our landscaping business. They consist of a Business Permit for Key Protected Wild Plants of Jiangxi and Products, a Business Permit and a Production Permit for Forest Trees and Seeds, and a Certificate of Class 2 Qualifications for Urban Landscaping and Afforestation Enterprises. These Permits are subject to periodic review and renewal by issuing authorities. The renewal process may be arbitrary and we cannot guarantee that these Permits will be renewed even if we are in compliance with applicable laws and regulations. Failure to have one of the Permits renewed may cause us to lose our qualifications to conduct certain aspects of our business operations, which would have a material adverse effect on our business, financial condition and results of operations.

 Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our WFOE’s ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by Shangrao Baihuazhou Green Resources Agricultural Technology Development Co., Ltd, our WFOE.  PRC regulations restrict the ability of our WFOE to make dividends and other payments to its offshore parent company.  PRC legal restrictions permit payments of dividends by our WFOE only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our WFOE also is required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amount in said fund reaches 50% of our registered capital.  Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends.  Any limitations on the ability of WFOE to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on currency conversion between Renminbi and foreign currencies and, in certain cases, the remittance of currency out of and into China. We receive all of our revenue in Renminbi, which is currently not a freely convertible currency. Under our current corporate structure, our income will be primarily derived from payments from Shangrao Baihuazhou Green Resources Agricultural Technology Development Co., Ltd. Shortages in the availability of foreign currency may restrict the ability of Shangrao Baihuazhou Green Resources Agricultural Technology Development Co., Ltd to remit sufficient foreign currency to pay dividends to us, or otherwise satisfy its foreign currency dominated obligations.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, in most cases, particularly payments of capital account items, approval from appropriate PRC governmental authorities is required where (i) Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of offshore bank loans denominated in foreign currencies, and (ii) any foreign currency is to be converted into Renminbi for investment in China. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. In addition, the ‘‘Notice of SAFE on Issues Relating to Foreign Exchange Control on Fund Raisings by Domestic Residents Through Offshore Special Purpose Vehicles and Round-trip Investments’’ (‘‘Circular 75’’) promulgated by SAFE, which came into force on November 1, 2005, applies to our company and our controlling shareholder. Ms. Li has filed the application of foreign exchange registration for overseas investment with the local branch of SAFE but has not yet received the requisite approval. However, she is required to file a modification to the foreign exchange registration for overseas investment in the event of any material capital changes, including, without limitation, (i) a subsequent equity financing for our company outside of the PRC; (ii) a capital change in our company; and (iii) any share transfer or share swap involving our company in accordance with Circular 75. Payment of dividends, profits and other payments by our company will not be permitted unless the aforesaid modification has been filed. If the foreign exchange control system prevents us from converting Renminbi into foreign currencies or vice versa, and obtaining sufficient Renminbi or foreign currency to satisfy our currency demands, our ability to transfer Renminbi to fund our business operations in China or to pay dividends in foreign currencies to our shareholders, including holders of our common shares, may be adversely affected.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary or affiliate, limit our PRC subsidiary’s and affiliate’s ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. For the purpose of further clarifying the management principle and related problem in respect of Circular No. 75, and facilitating the operating measurement, SAFE issued Operating Measures regarding Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (Huifa (2011) Order19 or “Order 19”) as of May 20, 2011, which was implemented as of July 1, 2011. Meanwhile, SAFE empowered the prevalence of Order 19 compared with previous orders or notices related to Circular No.75 concerning different provisions. Order 19 regulates the operating measurement of Circular No.75 in detail, including foreign exchange registration, foreign exchange change registration, foreign exchange supplementation registration, foreign exchange cancellation registration by domestic residents for SPV, the foreign exchange of the establishment of SPV and acquisition of domestic entity by SPV, examination of entering into account book in connection with revenues generating from capital change of SPV, the foreign exchange of a newly established foreign invested entity.

We have advised our shareholder who is a PRC resident, as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with her equity interests in us and our acquisitions of equity interests in our PRC subsidiary and affiliate. However, we cannot provide any assurances that she will obtain the approvals from the local branches of SAFE required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiary’s and affiliate’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holder or future PRC resident shareholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s and affiliate’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of Shangrao Bai Hua Zhou Industrial Co. Ltd. constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. According to the 2006 M&A Rule (which was amended by MOFCOM on June 22, 2009), when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s) it must be approved by the Ministry of Commerce, or MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

The PRC regulatory authorities may take the view that the reverse acquisition transaction and the Share Exchange Agreement are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions, the current owner of Shangrao will have effective control of a foreign entity that acquired ownership of our Chinese subsidiary. The PRC regulatory authorities may also take the view that the registration of the acquisition of Shangrao with the relevant AIC and the filings with the SAFE may not be evidence that the acquisition has been properly approved because the relevant parties did not fully disclose to the AIC, SAFE or MOFCOM the overall restructuring arrangements, the existence of the Share Exchange Agreement and its link with the acquisition.  If the PRC regulatory authorities take the view that the acquisition constitutes a Round-trip Investment under the 2006 M&A Rules, we cannot assure you we will be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of our Chinese subsidiary.  Additionally, the PRC regulatory authorities may take the view that the acquisition constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. We believe that if this takes place, we may be able to find a way to re-establish control of our Chinese subsidiary’s business operations through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiary.  But we cannot assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of our Chinese subsidiary’s business than if the Company had direct ownership of our Chinese subsidiary.  In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law.  If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of our Chinese subsidiary, our business and financial performance will be materially adversely affected.

Under the PRC’s Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC’s Enterprise Income Tax Law (“EIT Law”), an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation to a non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 tax year.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer, or Circular 698, released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation, or SAT, released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abusive form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. There is uncertainty as to the application of Circular 698. For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. It is also unclear, in the event that an offshore holding company is treated as a domestically incorporated resident enterprise, whether Circular 698 would still be applicable to a transfer of shares in such offshore holding company. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to determine if our Company complies with the Circular 698. If Circular 698 is determined to be applicable to us based on the facts and circumstances around such share transfers, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make the majority of our sales in China. PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary and affiliate in the PRC.  Our principal operating subsidiary and affiliate, WFOE and Shangrao, are subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States.  As a result, it could be difficult for investors to effect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations, subsidiary and affiliate.

You may have difficulty enforcing judgments against us.

We are a Delaware holding company, but Baihuazhou HK is a Hong Kong company, and our principal operating affiliate and subsidiary, WFOE and Shangrao, are located in the PRC.  Most of our assets are located outside the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States.  A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments predicated on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

There is inherent risk related to our collectively-owned land use rights.

We lease certain of our planting bases from rural village cooperatives. According to the Law of the People's Republic of China on Land Contract in Rural Areas, in effect as of March 1, 2003, land in rural areas, which includes the arable land, forestlands and grasslands, are owned collectively by the peasants and by the State and used collectively by the peasants. The collective economic organization of the village or the villagers committee is entitled to contract the land owned collectively by the peasants to others. However, when the party giving out contracts gives out the contracts for rural land to units or individuals other than the ones of the collective economic organization concerned, the matter shall first be subject to consent by not less than two-thirds of the members of the villagers assembly, or of the villagers' representatives, of the collective economic organization concerned and it shall be submitted to the township (town) people's government for approval. Where units or individuals other than the ones of the collective economic organization concerned undertake contracts, the contracts shall be concluded only after examination of the credit position and management capability of the contractors.

Shangrao has signed several Rural Land Lease Agreements with local villagers committees, directly and indirectly. However, such agreements did not receive the requisite approvals from the competent peasants subject to the above laws. Since as a practical matter  it is difficult for each of the relevant peasants involved with the rural land to agree with the signed agreements in a timely manner, the local villager committee usually represents the relevant peasants to sign such agreements with third parties without approval from the competent peasants. Each of the villagers committees concerned has agreed to bear the liability if there is any conflict the outcome of which is unfavorable to Shangrao.  Although to our knowledge, no proceedings and/or claims have been asserted against us relating to our rights to the land, we cannot provide any assurance that such proceedings or claims may not arise in the future. In the event such proceedings and/or claims are brought against us, our business operations and financial performance may be adversely affected.

Risks Relating to the VIE Agreements

The PRC government may determine that the VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

WFOE manages and operates our landscaping business through Shangrao pursuant to the rights it holds under the VIE Agreements.  Almost all economic benefits and risks arising from Shangrao’s operations are transferred to WFOE under these agreements.  Details of the VIE Agreements are set out in “Corporate History and Background” above.

There are risks involved with the operation of our business in reliance on the VIE Agreements, including the risk that the VIE Agreements may be determined by PRC regulators or courts to be unenforceable.  If the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

●	imposing economic penalties;
●	discontinuing or restricting the operations of Shangrao Baihuazhou Green Resources Agricultural Technology Development Co., Ltd. and Shangrao Bai Hua Zhou Industrial Co. Ltd.;
●
imposing conditions or requirements in respect of the VIE Agreements with which Shangrao Baihuazhou Green Resources Agricultural Technology Development Co., Ltd. and Shangrao Bai Hua Zhou Industrial Co. Ltd. may not be able to comply;

●	requiring our company to restructure the relevant ownership structure or operations;
●	taking other regulatory or enforcement actions that could adversely affect our company’s business; and
●	revoking the business licenses and/or the licenses or certificates of Shangrao Baihuazhou Green Resources Agricultural Technology Development Co., Ltd., and/or voiding the VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Shangrao Bai Hua Zhou Industrial Co. Ltd., which would have a material adverse impact on our business, financial condition and results of operations.

Our ability to manage and operate Shangrao under the VIE Agreements may not be as effective as direct ownership.

We conduct our nursery and landscaping services business in the PRC and generate virtually all of our revenues through the VIE Agreements. Our plans for future growth are based substantially on growing the operations of Shangrao.  However, the VIE Agreements may not be as effective in providing us with control over Shangrao as direct ownership.  Under the current VIE arrangements, as a legal matter, if Shangrao fails to perform its obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) rely on legal remedies under PRC law, which we cannot be sure would be effective. Therefore, if we are unable to effectively control Shangrao, it may have an adverse effect on our ability to achieve our business objectives and grow our revenues.

As the VIE Agreements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

The VIE Agreements are governed by the PRC law and provide for the resolution of disputes through arbitral proceedings pursuant to PRC law. If Shangrao or its shareholders fail to perform the obligations under the VIE Agreements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages. We cannot be sure that such remedies would provide us with effective means of causing Shangrao to meet its obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in China is not as developed as in other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in PRC legal system could limit our liability to enforce the VIE Agreements and protect our interests.

The payment arrangement under the VIE Agreements may be challenged by the PRC tax authorities

We generate our revenues through the payments we receive pursuant to the VIE Agreements. We could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations. For example, PRC tax authorities may adjust our income and expenses for PRC tax purposes which could result in our being subject to higher tax liability, or cause other adverse financial consequences.

Our principal shareholder has conflicts of interest with our company which may adversely affect our business.

Ms. Li Xiaoling, who owns approximately 95% of our voting shares, is the Chairperson of WFOE and the sole owner, a director and officer of our variable interest entity, Shangrao.  There are inherent conflicts of interest in Ms. Li’s ownership of our shares and those of Shangrao, if Shangrao, or Ms. Li as the sole shareholder of Shangrao, breaches or fails to perform its or her obligations under the VIE Agreements, Ms. Li as Chair of WFOE could cause WFOE not to exercise its remedial rights and seek to enforce its rights under the VIE Agreements. There also could be conflicts that arise between us and Shangrao that would require our shareholders and Shangrao’s shareholders to vote on corporate actions necessary to resolve the conflict. There can be no assurance in any such circumstances that Ms. Li will vote her shares in our best interest or otherwise act in the best interests of our company.  If Ms. Li fails to act in our best interests, our operating performance and future growth could be adversely affected.

If WFOE exercises the purchase option it holds over Shangrao’s share capital pursuant to the VIE Agreements, the payment of the purchase price could materially and adversely affect our financial position

Under the VIE Agreements, Shangrao’s shareholders have granted WFOE an option for thirty years beginning from the effective date of the agreement (or longer if the term of the option is extended) or the maximum period of time permitted by law to purchase all of the equity interest in Shangrao at a price equal to the capital paid in by the transferors, adjusted pro rata for purchase of less than all of the equity interest, unless applicable PRC laws and regulations require an appraisal of the equity interest or stipulate other restrictions regarding the purchase price of the equity interest.  As Shangrao is already our contractually controlled affiliate, WFOE’s exercising of the option would not bring immediate benefits to our company, and payment of the purchase price could adversely affect our financial position.

Risks Relating to Our Common Stock and Our Status as a Public Company

We will incur significant costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements, including establishing and maintaining internal controls over financial reporting, and we may be exposed to potential risks if we are unable to comply with these requirements.

As a public company we will incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts. We have not yet evaluated the internal control systems of Baihuazhou and its subsidiaries in order to allow our management to report on our internal controls on a consolidated basis as required by these requirements of SOX 404. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner, the market price of our stock could decline if investors and others lose confidence in the reliability of our financial statements and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which include strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training.   As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

In addition, because of recent failures of Chinese businesses and losses sustained by public investors, we are likely to encounter a heightened level of scrutiny from regulators, including the Securities and Exchange Commission, diverting our management’s attention and increasing our costs.

Our management is not familiar with the United States securities laws.

Our management is generally unfamiliar with the requirements of the United States securities laws, which could adversely impact our ability to comply with legal, regulatory, and reporting requirements of those laws. Our management may not be able to implement programs and policies in an effective and timely manner to adequately respond to such legal, regulatory and reporting requirements, including the establishment and maintenance of internal control over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which are necessary to maintain public company status, and could result in investigations by the Securities and Exchange Commission, and other regulatory authorities that could be costly, divert management’s attention and disrupt our business, If we were to fail to fulfill those obligations, our ability to operate as a public company would be in jeopardy, in which event you could lose your entire investment in our company.

There is a limited public trading market for our common stock, which may have an unfavorable impact on our stock price and liquidity.

There is a limited trading market for our common stock and there can be no assurance that a trading market in our shares of common stock will be sustained.  The trading market for securities of companies quoted on the OTC Bulletin Board or other quotation systems is substantially less liquid than the average trading market for companies listed on a national securities exchange.  The quotation of our shares on the OTC Bulletin Board or other quotation system may result in a less liquid market available for existing and potential shareholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Ms. Li, our Chairperson, owns approximately 95% of our voting shares and has substantial influence over our company.

Ms. Li beneficially owns approximately 95% of our voting shares and has significant influence over our business, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors and other significant corporate actions. As a result of this concentration of ownership, you and our other shareholders, acting alone, do not have the ability to determine the outcome of matters requiring shareholder approval, including the election of our directors or significant corporate transactions. In addition, this concentration of ownership, which is not subject to any voting restrictions, may discourage, delay or thwart efforts by third parties to take-over or effect a change in control of our company which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company, and may limit the price that investors are willing to pay for our common stock.

Since our Certificate of Incorporation authorizes the issuance of one million shares of “blank-check” preferred stock, our Board of Directors will have authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stock holders and with the ability to adversely affect stockholder voting power and perpetuate the board's control over our company.

Our Certificate of Incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock, of which 50,000 have been issued as Series A Convertible Preferred Stock in connection with the Acquisition of Shangrao since we did not have sufficient authorized but unissued shares of common stock available for issuance.   The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by stockholders. These terms may include preferences as to dividends and liquidation, voting rights, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

We may, in the future, issue additional shares of our common stock, which would reduce investors' percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 50 million shares of common stock, of which 47,883,290 shares have been issued and are outstanding. Under the terms of the Baihuazhou Acquisition, the shareholder of Baihuazhou was to receive 95% of our outstanding shares; however, since we did not have sufficient authorized but unissued shares of common stock available for issuance, we issued 20,000,000 shares of common stock and 50,000 shares of our newly authorized Series A Convertible Preferred Stock convertible into an additional 509,800,00 shares of common stock in connection with the Acquisition. Our principal stockholder intends to recapitalize our company to increase the number of authorized but unissued shares of common stock so as to permit the conversion of the Series A Convertible Preferred Stock into shares of common stock and for future issuances whether in connection with financings, acquisitions, employee benefits or otherwise. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

The price of our common stock may be adversely impacted by developments applicable to other Chinese companies.

There has been substantial press regarding certain Chinese companies that have apparently engaged in frauds and deceptive practices resulting in significant losses to investors. Such activities and the resulting negative press has had a negative impact on the prices of the stocks of Chinese companies generally.  There is no guarantee that such that such activities will not continue causing investors to avoid buying our stock. Such activities could have a depressive impact on the price of our common stock.

Increased scrutiny of Chinese companies by short-sellers.

The fraudulent activities of certain Chinese issuers has encouraged analysts to investigate Chinese companies in an effort to discredit the disclosures in their public filings or otherwise uncover deceptive practices. If such analysts elect to investigate a company they will often short the stock and release materials disparaging the issuer or questioning the accuracy of its public disclosures.  Given the current environment for Chinese stocks, if an analyst were to publish a negative article about us, it could cause an immediate and substantial decline in the price of our stock, regardless of the accuracy of the claims in the article.

The market price of our common stock can become volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock can become volatile. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

•	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
•	changes in financial estimates by us or by any securities analysts who might cover our stock;
•	speculation about our business in the press or the investment community;
•	significant developments relating to our relationships with our customers or suppliers;
•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industry;
•	customer demand for our products;
•	investor perceptions of our industry in general and our Company in particular;
•	the operating and stock performance of comparable companies;
•	general economic conditions and trends;
•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
•	changes in accounting standards, policies, guidance, interpretation or principles;
•	loss of external funding sources;
•	sales of our common stock, including sales by our directors, officers or significant stockholders; and
•	additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. Should this type of litigation be instituted against us, it could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our Company at a time when you want to sell your interest in us.

Recently adopted SEC rules prohibit a reverse acquisition company from listing on a national securities exchange until the company has been in the U.S. over-the-counter market or on another regulated U.S. or foreign exchange for at least one complete fiscal year.

Recently adopted SEC rules seek to improve the reliability of the reported financial results of reverse acquisition companies by requiring a pre-listing “seasoning period” during which the post-reverse acquisition public company must produce financial and other information in connection with its required SEC filings. The company also must maintain a requisite minimum share price for at least 30 of the most recent 60 trading days prior to the date of the initial listing application and the date of listing on any national securities exchange.  By virtue of such rules it is unlikely that we will be eligible to list on a national securities exchange for at least one year following the Acquisition of Baihuazhou, and only if our stock trades above the requisite minimum price in accordance with the listing requirements of the applicable national securities exchange.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition should be read in conjunction with Shangrao’s historical financial statements and notes to those financial statements for the years ended December 31, 2011 and 2010, as well as the quarters ended March 31, 2011 and 2010, that are included elsewhere in this Current Report on Form 8-K. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward Looking Statements and Business sections in this Form 8-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

All amounts are in U.S. Dollars unless otherwise noted.

Overview

Through our variable interest entity, Shangrao, we provide landscape services and nursery stock sales to residential, industrial, and commercial customers in Jiangxi and surrounding provinces, with an emphasis on providing landscape service to lager industrial, commercial and government projects.  Our services include all aspects of landscape design, construction and maintenance.  To date we have emphasized the development of our own nursery stock consisting of both low margin items and higher margin rare and expensive species.  Consequently we engage in harvesting, processing and sales of primeval trees, the breeding, cultivation and sale of valuable and rare seedlings, the cultivation and sale of high-grade ancient bonsai tree stump and wood carvings,  and the breeding, cultivation and sale of high-grade flowers.

 Recent Developments

On June 29, 2012, we acquired 100% of the issued and outstanding capital stock of Baihuazhou in exchange for 20,000,000 shares of our common stock and 50,000 shares of our Series A Convertible Preferred Stock convertible in to an additional 509,800,000, representing in the aggregate approximately 95% of our issued and outstanding shares of common stock on an as converted basis immediately after the consummation of the acquisition.

The following chart reflects our organizational structure as of the date of this report:

Dionics, Inc. (a Delaware corporation)
|
 100%
|
Bai Hua Zhou Green Resources (China) Investment Group Limited (BVI)
(“Baihuazhou”)
|
100%
|
Green Resources Investment Group Limited (HK)
(“Baihuazhou HK”)
|
100%
|
Shangrao Baihuazhou Green Resources Agricultural Technology Development Co., Ltd. (PRC)
(“WFOE”)
|
VIE Contractual Arrangements:
                                                                     |       Exclusive Business Cooperation Agreement
                                                          |       Exclusive Option Agreement
                                   |       Share Pledge Agreement
                                Power of Attorney
                             Loan Agreement
|
Shangrao Bai Hua Zhou Industrial Co. Ltd. (PRC)
(“Shangrao”)

The Acquisition was accounted for as a recapitalization effected by a share exchange, whereby Biahouzhou is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

At the time of the Acquisition, Bai Hua Zhou Green Resources (China) Investment Group Limited (“Biahuazhou”) owned all of the outstanding capital stock of Green Resources Investment Group Limited, a Hong Kong company (“Biahuazhou HK”).  Biahuazhou  HK, in turn, owned all of the outstanding capital stock of Shangrao Baihuazhou Green Resources Agricultural Technology Development Co., Ltd. (“WFOE”), a PRC company.  WFOE has entered into a series of agreements we refer to as the “VIE Agreements” whereby WFOE controls the operations of and is entitled to receive the pre-tax profits of our variable interest entity, Shangrao Bai Hua Zhou Industrial Co. Ltd. (“Shangrao”), a PRC company. Thus, as a result of the Acquisition of Biahuazhou, we have acquired the economic benefits of the operations of Shangrao and the financial statements included in this report include the results of the historical operations of Shangrao.

Our revenue is derived entirely from the management and other fees we are entitled to receive from Shangrao under the Exclusive Business Cooperation Agreement, which fees are to be equal to the pre-tax profits of Shangrao. Our ability to collect those fees depends upon the validity and enforceability of those agreements under the laws, rules and regulations of the PRC. If a PRC government authority or court were to determine that  those agreements were for any reason to be in breach of any existing or future PRC law, rule or regulation, it would have broad authority  in dealing with such a breach, including revoking the business licenses and/or the licenses or certificates of Shangrao, and /or voiding the VIE Agreements, discontinuing or restricting the operations of Shangrao, or taking other regulatory or enforcement actions that could adversely affect our business, results of operations and financial condition.  In addition, if PRC tax authorities were to determine that the terms of those agreements are not reflective of an arms’ length transaction, they could adjust our income and expenses, which could result in our being subject to higher tax liabilities, or cause other adverse financial consequences.

Principal Factors Affecting our Results of Operations

Factors Affecting Revenue

Shangrao was organized for the express purpose of providing landscape services and nursery stock sales to residential, industrial, and commercial customers in Jiangxi and surrounding provinces, with an emphasis on providing landscape services to larger industrial, commercial and government projects.  Our services include all aspects of landscape design, construction and maintenance.  Our services are principally offered to and our customers include larger real estate developers and urban planning departments. Our principal products include the trees, shrubs and flowers, necessary for large scale landscaping projects and our services include providing the engineering and horticultural skills necessary to complete such projects.

The following factors, among others, affect the revenue and profitability that we derive from our operations. For other factors affecting our revenue, see “Risk Factors—Risks Related to Our Business,” included elsewhere in this Form 8-K

Demand for our products and services. Demand for our products and services is linked to the performance of the general Chinese economy and is sensitive to discretionary spending levels of the government, businesses and individuals.  We have benefitted from the recent urbanization trend in China and the willingness of the government and large real estate developers to utilize landscaping services and provide urban green areas as part of their projects. There is no guarantee that this trend will continue or that the government, businesses and individuals will maintain their levels of spending on developing green spaces.

Competition. The landscaping industry is currently dominated by a large number of relatively small companies that operate regionally.  Nevertheless, we believe that the industry, particularly with respect to large government sponsored projects and major real estate developments, will consolidate as these organizations come to depend on larger providers that can reliably fill more of their needs.  We believe that we are one of the few landscapers in Jiangxi and the surrounding provinces that have the ability to deliver the wide variety of rare species to which we have access.

Expansion. We believe we must continue to expand our reserves of nursery stock, channels of distribution and our design and construction capabilities to continue to grow our business.  Expanding our operations will enable us to compete for even larger projects and distribute our products and services across a wider area allowing us to maintain or increase our market share.

Product Mix.  Basic landscaping services and routine nursery stock are low margin offerings.  To increase our margins we have emphasized larger, more sophisticated landscaping projects and offered higher margin species of plants, bonsai and wood carvings.  As we grow, we will seek to add more high margin green and organic products to our offerings.

Factors Affecting Expenses

We primarily incur the following costs and expenses:

Costs of goods sold. Landscaping services are labor intensive. Labor costs and inventory costs, principally nursery stock, represent more than 50% of the cost to the customer.   In recent years China has been subject to continuous and in some cases rapid rates on inflation.  As the cost of our services and products grow, there is no assurance that consumers will continue to devote significant resources to landscaping and the development of green spaces.  We have attempted to reduce the impact of inflation on our costs by having access to or growing our own nursery stock.  Although we believe this has been successful, we do incur costs in maintaining and producing our store of natural resources.

General and administrative expenses. General and administrative expenses consist primarily of compensation expense for our corporate staff, professional fees (including consulting, audit and legal fees), communication costs, research and development costs, travel and business hospitality expenses, land rent, and other office administrative and related expenses.  As we seek to grow our business, we may see increases in our administrative costs and in our administrative costs as a percentage of our revenues.

Sales and marketing costs. Sales and marketing costs include salaries, wages, marketing and promotion expenses.   Competition for larger landscaping projects is intense and as we seek to grow our business we will have to increase the amount we devote to winning contracts.

Transition to public company.  As we are now a public company, our administrative costs will likely increase, including audit, legal, and advisor costs as well as the need to comply with detailed reporting requirements causes us to rely upon outside service providers.

As a landscaper,  Shangrao is subject to all of the risks inherent in the landscaping business, including the need to react to changes in labor costs and production costs resulting from inflation, and changes in consumer demand.  In addition, because a large portion of the funding for “green projects” ultimately comes from government sources, either directly in the case of government sponsored green projects or indirectly in the case of government sponsored developments funded by third parties, we are subject to changes in the government’s policies.  The Chinese economy has incurred significant inflation in the past few years as the authorities seeks to foster rapid growth.  Because we do not have long term fixed contract supply agreements for our inputs or outputs, we believe that we will be able to adjust its prices to reflect changing costs.  Of course there can be no assurance that we will be able to do so successfully in the future.

Results of Operations

This discussion should be read in conjunction with our financial statements included elsewhere in this report.

Comparison of the Three Months Ended March 31, 2012and 2011

All amounts, other than percentages, are in U.S. dollars

					Dollar	% increase
	For the Three Months Ended March 31,				Increase	(decrease)
	2012		2011
Revenue	$7,213,929	100%	$785,929	100%	6,428,000	818%
Cost of Sales	1,462,883	20%	177,301	23%	1,285,582	725%
Gross profit	5,751,046	80%	608,628	77%	5,142,418	845%
Selling Expenses	188,395	3%	26,614	3%	161,781	608%
General and Administrative Expenses	41,325	1%	39,461	5%	1,864	5%
Income from operations	5,521,326	77%	542,553	69%	4,978,773	918%
Interest income	48,076	1%	5	0%	48,071	961420%
Interest expenses	(14,108)	0%	(119,063)	-15%	104,955	-88%
Income before provision for income tax	5,555,294	77%	423,495	54%	5,131,799	1212%
Provision for income taxes	-	0%	-	0%	-
Net income	$5,555,294	77%	$423,495	54%	5,131,799	1212%

Revenue

For the three months ended March 31, 2012, we reported revenue of $7,213,929, an increase of $6,428,000 or 818%, from revenue of $785,929 for the three months ended March 31, 2011. The significant revenue increase was driven by three sales contracts we entered into in March 2012 for sales of nursery plants with Guanrui Real Estates, Jiyang Real Estates, and Jiangxi Phoenix Gardening Greening Service Co., Ltd., which in total represented 57% of revenue for the reporting period. The nursery plants covered by those contracts were delivered in March 2012. No greening services were provided in connection with those three contracts. Most of our customers are contractors working on Key Greening Projects approved by the local government of Shangrao. The Key Greening Projects, planned and announced in 2011, comprise the development and construction with governmental funding of certain public parks, landscape zones, infrastructures, and tourism, sightseeing and hospitality projects in the municipality of Shangrao and surrounding counties. To guaranty a stable supply of nursery plants, contractors for the Key Greening Projects generally enter into large-volume contracts with major suppliers like us. Therefore, our revenue during the first quarter 2012went up significantly compared with same period last year. In addition, the contractors with public funds granted by the governments tend to pay a higher price for in-time delivery, which further enhanced our revenue during the quarter. This significant increased level of revenues was directly related to Shangrao’s focus on greening work in 2011 and there is no guarantee that Shangrao will increase or even maintain the same level of expenditures on greening in the future.

 Costs of Sales

Costs of sales increased by $1,285,582, or 725%, to $1,462,883 for the three months ended March 31, 2012, compared to $177,301 for the three months ended March 31, 2011.  The cost of sales for the reporting period accounts for 20% of total revenue, representing a 3% decrease from the same period last year.  The decrease was primarily due to higher sales prices paid by contractors.

Gross profit

Gross profit as a percentage of revenue increased from approximately 77% for the three months ended March 31, 2011 to approximately 80% for the three months ended March 31, 2012. The increase was essentially driven by the higher prices paid by Key Greening Projects contractors during the three months ended March 31, 2012, compared to the prices paid by our customers generally in the first quarter of 2011. Because the Key Greening Projects are subsidized by the Shangrao local government, contractors tend to be willing to pay higher prices to secure large volumes of items on a timely basis than the amount contractors on private projects are willing to pay.

Selling Expenses

Selling expenses for the three months ended March 31, 2012 increased by $161,781, or 608%, to $188,395 as compared to $26,614 for the same period last year. The increase in selling expenses reflects the increase of $157,694 in sales commission payments. We paid approximately $30,701 in cash for salaries, training, entertainment and travel for the reporting period compared to$26,614 we paid for the same period in 2011.

General and Administrative Expenses

General and administrative expenses for the three months ended March 31, 2012 increased by $1,864, or 5%, to $41,325, as compared to, $39,461 for the three months ended March 31, 2011. General and administrative expenses normally do not fluctuate in accordance with sales. As a percent of revenue, general and administrative expenses declined by 4%. We had a non-cash expense in depreciation of $2,009, and paid approximately $39,316 in cash for salaries, rent, training, entertainment and travel for the three months ended March 31, 2012. In comparison, we recorded a non-cash expense in depreciation of $351, and paid $39,110 for salaries, rent, training, entertainment and travel for the three months ended March 31, 2011.

Operating Income

Operating income for the three months ended March 31, 2012 increased by $4,978,773, or 918%, to $5,521,326 from $542,553 for the three months ended March 31, 2011, primarily due to the significant growth in sales and increase in overall sales price, which increased our overall gross profit margin 8% between the periods.

 Net Income

In considering our net income it should be noted that because our business is limited to nursery and nursery related activities we are currently exempt from the PRC Enterprise Income Tax generally applicable to business enterprises.

Net income for the three months ended March 31, 2012 increased by $5,131,799, or 1212%, to $5,555,294, as compared to $423,495 for the three months ended March 31, 2011. The movement is primarily driven by the increase in sales in terms of volume and price.

Interest income increased by $48,071 to $48,076 for the three months ended March 31, 2012, from $5 for the three months ended March 31, 2011, because of the loan interest from related party.

Interest expense decreased by $104,955 to $14,108 for the three months ended March 31, 2012, from $119,063 for the three months ended March 31, 2011, because of the loan interest due to related party.

Comparison of the results of operations for the year ended December 31, 2011 and 2010.

All amounts, other than percentages, are in U.S. dollars

					Dollar Increase	% increase
	For the Year Ended December 31,				(decrease)	(decrease)
	2011		2010
Revenue	$18,900,616	100%	$14,056,779	100%	4,843,837	34%
Cost of Sales	5,812,381	31%	5,533,608	39%	278,773	5%
Gross profit	13,088,235	69%	8,523,171	61%	4,565,064	54%
Selling Expenses	321,033	2%	353,180	3%	-32,147	-9%
General and Administrative Expenses	148,333	1%	118,002	1%	30,331	26%
Income from opeartions	12,618,869	67%	8,051,989	57%	4,566,880	57%
Other income	-		35,450
Interest income	30,588	0%	270	0%	30,318	11229%
Interest expenses	(783,302)	-4%	(1,276,979)	-9%	493,677	-39%
Income before provision for income taxes	11,866,155	63%	6,810,730	48%	5,055,425	74%
Provision for income taxes	-	0%	-	0%	-
Net income	$11,866,155	63%	$6,810,730	48%	5,055,425	74%

Revenue

For the year ended December 31, 2011, we reported revenue of $18,900,616, an increase of $4,843,837, or 34%, from revenue of $14,056,779 for the year ended December 31, 2010. The increase in revenue was driven by an adjustment to our sales structure and price increases. In 2011, we focused on high grade plants -- ancient stump and bonsai sales. Compared with 2010, sales of stump and bonsai increased by 52%. The price of stump and bonsai are the highest among all the nursery plants. In addition, the sales price of stump and bonsai increased by 5% and 11%, respectively, compared with 2010 as a result of increased market demand. In addition, arbor prices increased by approximately 30% to 90% on average in 2011, as compared with 2010. Although the volume of total arbor sales decreased by 45%, the increase in price consequently resulted in an increase in revenue. The total number of globes and saplings also decreased. However, the increase in price offset the reduction.

The rise in price was mainly due to market demand, which relates to the government supporting policy for urban greening work and city greening coverage. Both Jiangxi and Fujian (one of our major sales provinces for stump and bonsai products) provincial government have announced a “Four Trees” policy in 2011 which means, all the cities in Jiangxi and Fujian should improve the urban greening coverage by four times. The favorable policy opened vast market capacity to us. Moreover, we hold an exclusive thirty year plants harvesting license over Mount Wufu, which contains vast and rich plant specimens, for this reason, we are competitive in plants supplying of different species.

Costs of Sales

Costs of sales increased by $278,773, or 5%, to $5,812,381 for the year ended December 31, 2011, as compared to $5,533,608 for the year ended December 31, 2010.  As a percent of total revenue, our total cost of sales between the years decreased by 8% as a percent of revenue to 31% from 39%.  The decrease in cost of sales as percent of revenue was primarily due to the reduction in the number of plants sold.

Gross Profit

Gross profit as a percentage of revenue increased from approximately 61% in year 2010 to approximately 69% in year 2011. We adjusted our sales strategy for the year 2011 to focus on high class stump products which generally sell at higher margins than other products. As a result, stump sales increased by 60%, and the price for stump increased by 5 to 10% depending on the plant species, age and shape of the stump. We maintain various stump plants some of which consist of precious species. Although arbor prices increased by 90% on average due to high market demand, total arbor sales decreased by 80%.

Selling Expenses

Selling expenses for the year ended December 31, 2011 decreased by $32,147, or 9%, to $321,033, as compared to $353,180 for the year ended December 31, 2010. The decrease is due primarily to less sales commission incurred during the year 2011, which decreased by $40,721. We have improved our brand name and are better known by the market; consequently, more customers purchase directly through the head office rather than being promoted by salesmen. We paid approximately $102,488 in cash payments for salaries, training, entertainment and travel in 2011 and paid $93,914 in cash payments for salaries, training, entertainment and travel in year 2010.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2011 increased by $30,331, or 26%, to $148,333, as compared to $118,002, for the year ended December 31, 2010. As a percent of revenue, general and administrative expenses were 1% in both 2011 and 2010, which is consistent year to year.

Operating Income

Operating income for the year ended December 31, 2011 increased by $4,566,880, or 57%, to $12,618,869 from $8,051,989 for the year ended December 31, 2010. The increase was primarily due to the significant growth in revenue and overall sales price. Our overall gross profit margin increased by 10% between the years.

Net Income

In considering our net income it should be noted that because our business is limited to nursery and nursery related activities we are currently exempt from the PRC Enterprise Income Tax generally applicable to business enterprises.

Net income for the year ended December 31, 2011 increased by $5,055,425, or 74%, to $11,866,155, as compared to $6,810,730 for the year ended December 31, 2010. This increase was primarily driven by the increase in revenue, especially the increase of stump and bonsai sold and the lower cost of goods sold affected by the reduction of total number of plants sold.

Other income $35,450 in 2010 represents one-off government subsidy for bank loan.

Interest income increased by $30,318 to $30,588 for the year ended December 31, 2011 from $270 for the year ended December 31, 2010. The increase in interest is mainly driven by the loan interest from related party Jiangxi Jiahe Electronics Co., Ltd. As of December 31, 2011, the total loan and interest due from Jiahe was $2,876,447 and $28,764 respectively (Jiahe has returned $3,031,493 out of the total outstanding amount of $3,859,528 as of June 17, 2012).

Interest expense decreased by $493,677 to $783,302 for the year ended December 31, 2011 from $1,276,979 for the year ended December 31, 2010. We paid off the loan from the related party Jiangxi Jiahe Electronics Co., Ltd. during the year 2010.

Liquidity and Capital Resources

General

Cash and cash equivalents were $1,743,757 at March 31, 2012, as compared to $419,921as of December 31, 2011. As of March 31, 2012, our current assets had increased by $1,895,131, or 31.66%, to $5,985,500 from $4,090,369 at year end December 31, 2011, primarily due to the increase in cash and cash equivalents generated from sales during the first three months of 2012.  A majority of our accounts receivables as of March 31, 2012 were generated in the first three months of 2012. The growth was primarily due to the increase in cash and cash equivalents generated from sales in 2011. Our current assets at December 31, 2011 increased $2,019,517, or 98%, to $4,090,369 from $2,070,852 at year end December 31, 2010.

Our current ratio (current assets to current liabilities) was approximately 2:1 as of December 31, 2011 and improved to approximately 5:1 as of March 31, 2012. Our current ratio was approximately 0.1:1 as of December 31, 2010.

Average credit term is one year. As of March 31, 2012, the average account receivables turnover remained at 10 days since December 31, 2011, as compared to 44 days during the year ended December 31, 2010.

The average age of inventory increased to 70 days from 60 days during the three month period ended March 31, 2012, as compared to the year ended December 31, 2011. The average turnover of inventory decreased to 23 days during the year ended December 31, 2011 compared to 84 days during the year ended December 31, 2010.

The following is a summary of our cash flows provided by (used in) operating, investing, and financing activities during the three months ended March 31, 2012 and 2011:

	For the Three Months Ended March 31,		Dollar Increase	% increase
	2012	2011	(decrease)	(decrease)
Net cash provided by operating activities	$6,379,981	$847,885	5,532,096	652%
Net cash used in investing activities	(965,205)	(56,081)	(909,124)	1621%
Net cash used in financing activities:	(4,091,515)	(719,387)	(3,372,128)	469%
Effect of exchange rate on cash and cash equivalents	575	874	-299	-34%
Net cash inflow	$1,323,836	$73,291	1,250,545	1706%

Cash Flows from Operating Activities

For the three months ended March 31, 2012, net cash generated by operations was $6,379,981 compared to net cash provided by operations of $847,885 for the three months ended March 31, 2011.  The increase of $5,532,096 or 652% in net cash provided by operations was primarily due to increase in sales, and healthy accounts receivable turnover.

Cash Flows from Investing Activities

For the three months ended March 31, 2012, net cash used in investing activities was $965,205 compared to net cash used in investing activities of $56,081 for the three months ended March 31, 2011.  The increase of $909,124 or 1621% in net cash used in investing activities was primarily due to the additional related party loan in the amount of $937,938 in total including principal and interest (Jiahe has returned $3,031,493 out of the total outstanding amount $3,859,528 as of June 17, 2012). In addition, the purchase of additional office equipment and motor vehicles used $49,398.

Cash Flows from Financing Activities

For the three months ended March 31, 2012, net cash used in financing activities was $4,091,515 compared to net cash used in financing activities of $719,387 during the nine months ended March 31, 2011.  The increase of $3,372,128 in net cash used in financing activities was primarily due to the payment for shares redeemed from one of our shareholders in the amount of $3,365,265 and the repayment to the current shareholder of $1,612,040, offset by additional loan from shareholder of $911,767.

The following is a summary of our cash flows provided by (used in) operating, investing, and financing activities during the year ended December 31, 2011 and 2010:

	For the Year Ended December 31,			% increase
			Dollar Increase	(decrease)
			(decrease)	% increase
	2011	2010		(decrease)

Net cash provided by operating activities	$15,035,456	$7,024,367	8,011,089	114%
Net cash used in investing activities	(3,103,639)	0	(3,103,639)
Net cash used in financing activities:	(11,660,344)	(6,918,444)	(4,741,900)	69%
Effect of exchange rate on cash and cash equivalents	9,834	3,647	6,187	170%
Net cash inflow	$281,307	$109,570	171,737	157%

Cash Flows from Operating Activities

For the year ended December 31, 2011, net cash generated by operations was $15,035,456 compared to net cash provided by operations of $7,024,367 for the year ended December 31, 2010.  The increase of $8,011,089 or 114% in net cash provided by operations was primarily due to increase in sales, and healthy accounts receivable turnover.

Cash Flows from Investing Activities

For the year ended December 31, 2011, net cash used in investing activities was $3,103,639 compared to net cash used in investing activities of $0 for the year ended December 31, 2010.  The amount of $3,103,639 cash used in investing activities was primarily due to the related party loan we have provided to Jiangxi Jiahe Electronics Co., Ltd. in cash equivalent amounted $2,940,450. The total amount due from Jiahe comprised $2,876,447 loan and $28,764 interest as of December 31, 2011. In addition, the cultivation of groves and orchard has used $139,792.

Cash Flows from Financing Activities

For the year ended December 31, 2011, net cash used in financing activities was $11,660,344 compared to net cash used in financing activities of $6,918,444 during the year ended December 31, 2010.  The increase of $4,741,900 in net cash used in financing activities was primarily due to the repayment of the related party loan to Jiangxi Jiahe Electronics Co., Ltd. In year 2010, we have paid off $20,329,059 to Jiahe and received additional loan of $13,432,694. In year 2011, we paid off the loan to Jiahe by $14,067,380, and received capital contribution from the shareholder amounted $1,546,890.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships that are currently material or reasonably likely to be material to our financial position or results of operations.

Inflation

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Critical Accounting Policies

The discussion and analysis of our results of operations and liquidity and capital resources are based on our financial statements, which have been prepared in accordance with GAAP. In connection with the preparation of financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. The assumptions, estimates and judgments included within these estimates are based on historical experience, current trends and other factors we believe to be relevant at the time the financial statements were prepared. On a regular basis, the accounting policies, assumptions, estimates and judgments are reviewed to ensure that the financial statements are presented fairly and in accordance with GAAP.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following sets forth information about our directors and executive officers:

Name	Age	Position
Li Xiaoling	51	Director and Chairperson of the Board
Liu Shuzhong	39	Director and Chief Executive Officer
Lu Jun	44	Director
Zhu Xiuzhi	34	Chief Financial Officer

Li Xiaoling, Chairperson of the Board of Directors. Ms. Li has served as Chairperson of Shangrao Baihuazhou Industrial Co., Ltd. since 2002. She was Member of Standing Committee of CPPCC Shangrao from 1993 to 2001. She is President of Shangrao Flower Association. Ms. Li obtained the Master’s Degree from China Agricultural University in 2007. Ms. Li is qualified to serve as a director because of her substantial experience in the landscaping industry in the PRC.

Liu Shuzhong, Director & CEO.  Mr. Liu has been Shangrao’s Chief Executive Officer since July 2011. Mr. Liu was General Manager in the Baodi Group from 2009 to 2011, and Deputy General Manager in the Yurun Group Co., Ltd., one of China's Top 500 privately-owned companies, from 2003 to 2009. Mr. Liu was granted the degree of EMBA in Modern Economic Management, Peking University (2007). Mr. Liu is qualified to serve as a director because of his managerial and executive experience.

Zhu Xiuzhi, Chief Financial Officer. Ms. Zhu was s Senior Auditor with Deloitte Touche Tohmatsu, in  Beijing from 2008 to 2010 and with Deloitte Touche Tohmatsu, in Sydney Australia from 2005 to 2007. Ms Zhu obtained the degree of Master of Commerce, majoring in Accounting in the University of Sydney (2002-2004). She holds an Australian CPA license.

Lu Jun, Director. Mr. Lu has been a director of our company since August 2, 2012. Since 2005, Mr. Lu has been Vice President, in charge of Finance and Operations, with the WI Harper Group in the United States.  Mr. Lu obtained the degree of MBA in “Financial Management & Information System” at the Business School, Pace University, New York, USA (1997-1998). He was also granted a CPA license in the State of Washington in 2000. Mr. Lu is qualified to serve as a director because of his experience in finance.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

 Information concerning cash and non-cash compensation awarded to, earned by or paid to Bernard Kravitz, the President of Dionics, and his employment agreement,  is incorporated into this report by reference from Item 11 of its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012. Upon consummation of the acquisition of Baihuazhou, Mr. Bernard Kravitz released the Company from all future obligations under his employment agreement.

The following table sets forth information concerning cash and non-cash compensation awarded to, earned by or paid to the chief executive officer of Shangrao for services rendered in all capacities during the years ended December 31, 2011 and 2010. No other executive officer of Shangrao received total annual compensation in excess of $100,000 for the year ended December 31, 2011.

Summary Compensation Table

						Non-Equity	Nonqualified
Name and				Stock	Option	Incentive Plan	Deferred	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	Total

Li Xiaoling	2011	23,590	0	0	0	0	0	0	$23,590
Chairperson	2010	20,449	0	0	0	0	0	0	$20,449

Compensation of Directors

Information concerning compensation paid to members of the Board of Directors, other than Mr. Kravitz, during the year ended December 31, 2011  is incorporated into this report by reference from Item 11 of its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2011, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Dionics

Information concerning transactions between Bernard Kravitz, who served as a President and a director of our company prior to the Acquisition of Bauhuazhou, and Jeff Teng and Roy Teng, who served as directors of our company prior to the Acquisition, and their respective affiliates, is incorporated into this report by reference from Item 13 of its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012. In addition, as contemplated by the Original Exchange Agreement, on January 30, 2012, Shangrao loaned the Company $200,000 (the “Loan”) pursuant to a non-recourse promissory note which was due January 30, 2013 (the “Note”).  On June 29, 2012, the Acquisition Entity and Shangrao entered into an agreement to extend the maturity date of the Note until January 30, 2014.

In connection with the consummation of the Acquisition, all of the assets related to the semiconductor business we previously conducted were transferred to a newly formed entity controlled by Mr. Bernard Kravitz (“Acquisition Entity”).  In consideration of such transfer, the Acquisition Entity assumed all of our liabilities as of the time immediately prior to the consummation of the Acquisition, including the payment of the Note.  Payment of the Note is secured by a pledge of 2,000,000 shares of common stock issued to Bernard Kravitz in exchange for the cancellation of certain of our demand notes in the aggregate principal amount of $104,000.  In connection with the execution of the Share Exchange Agreement, Mr. Kravitz also agreed to terminate the Put Agreement entered into on October 30, 2009 and release us from any obligations thereunder.  Under the Put Agreement, Mr. Kravitz had been given an option to put to us a maximum of 1,000,000 shares of common stock at a price equal to the then current market price multiplied by .80, with a minimum purchase price per share of $0.30 and a maximum purchase price per share of $0.80.

Shangrao

From time to time, Jiangxi Jiahe Electronics, Ltd., a company controlled by Ms. Li, Ms. Li and Shangrao, have made advances and loaned monies to each other and engaged in sales transactions, as described below.

During the years 2011 and 2010, Shangrao had the following sales transactions with Jiahe:

	December 31,
	2011	2010
Sales	$293,909	$1,101,915
Gross Profit	$249,049	$776,953

On August 31, 2011, Shangrao granted a credit line of RMB50,000,000 (about $7.8 million) to Jiangxi Jiahe Electronic Co.,  Ltd. (“Jiahe”). There was no collateral securing borrowings under the line. All borrowings were to be repaid by August 31, 2012. The unpaid balance, if any, at the termination date was to have been converted into shares of Jiahe, with the conversion percentage calculated based on the ratio of the unpaid amount divided by the net assets of Jiahe on December 31, 2012. The principal amount outstanding was $2,876,447 at December 31, 2011, and $2,876,447 at March 31, 2012. The largest aggregate amount of principal outstanding since August 31, 2011 was $3,973,172, and the amount outstanding as of the date of this report is $0. The amount of principal paid was $274,966 and $767,005 for the three months ended March 31, 2012 and for the year ended December 31, 2011, respectively. The amount of interest received was $76,274 and $28,764 for the three months ended March 31, 2012 and for the year ended December 31, 2011, respectively.

On August 17, 2008, Shangrao received a loan totaling RMB68,000,000 (about $9.9 million) from Jiahe. The loan had no collateral. The loan bore interest at an annual rate of 10%. At December 31, 2010, the principal amount outstanding was $11,745,753. There was no principal balance outstanding at December 31, 2011. The largest aggregate amount of principal outstanding since January 1, 2010 was $11,745,753. The amount of principal paid was $11,745,753 and $0 for the year ended December 31, 2011 and 2010, respectively. The amount of interest paid was $139,220 and $0 for the year ended December 31, 2011 and 2010, respectively.

Shangrao has been indebted to Ms. Li for advances as working capital from time to time. Advances bear interest at the rate of 10% per annum. The amount of indebtedness to Ms. Li was $2,029,239 at December 31, 2010, $882,745 at December 31, 2011 and $189,070 at March 31, 2012.  The interest expense from the loan was $139,220 and $0 for the years ended December 31, 2011 and 2010 respectively, and $1,565 for the three months ended March 31, 2012. The largest aggregate amount outstanding since January 1, 2010 was $2,615,301, and the amount outstanding as of the date of this report is $0.

The VIE Agreements

On May 1, 2012, WFOE, Shangrao and Li Xiaoling, Shangrao’s sole shareholder, entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which Shangrao became WFOE’s contractually controlled affiliate.  The use of VIE agreements is a common structure used to acquire PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements  included:

(1)
Exclusive Business Cooperation Agreement: Pursuant to this Agreement, WFOE has the right to manage all aspects of the operations of Shangrao and the Board of Directors of Shangrao may not take any actions without the consent of WFOE. The scope of the authority granted to WFOE includes but is not limited to the right to make all major decisions, the right to manage the assets, capital and finances of Shangrao, authority for all decisions related to human resources, daily operation management and technical support. In consideration of its services, WFOE shall be paid an amount equal to the pre-tax profits of Shangrao and upon request WFOE shall be required to pay to Shangrao the amount of any loss incurred by Shangrao. The term of the Exclusive Business Cooperation Agreement will continue for a term of thirty years, or until May 1, 2042, and will be extended automatically for successive ten year periods thereafter, except that the agreement will terminate (i) at the expiration of the initial thirty-year term, or any ten-year  renewal term, if WFOE notifies Shangrao not less than 30 days prior to the applicable expiration date that it does not want to extend the term, (ii) upon prior written notice from WFOE, or (iii) upon the date WFOE acquires all of the assets or equity interests of Shangrao.

(2)
Exclusive Option Agreement: Pursuant to this Agreement, Li Xiaoling, the sole shareholder of Shangrao, granted to WFOE an exclusive option to purchase all of the assets or outstanding shares of Shangrao.  Unless an appraisal is required by the laws of China, the purchase price of the assets or outstanding equity shall be equal to the lower of (i) the actual registered capital of Shangrao and (ii) RMB 500,000.  The term of the Exclusive Option Agreement is thirty years, or until May 1, 2042, unless extended by WFOE.

(3)
Power of Attorney: Li Xiaoling, the sole shareholder of Shangrao, has granted WFOE a Power of Attorney irrevocably authorizing WFOE to exercise all of its rights as a shareholder of Shangrao. The rights granted include, without limitation, the right to: (i) attend the shareholders’ meetings of Shangrao; (ii) exercise all of  holder’s rights as a shareholder under the laws of the PRC and the Articles of Association of Shangrao, including but not limited to the right to transfer or pledge or disposition of the grantor’s shares in Shangrao; (iii) designate and appoint the legal representatives, Chair of the board of directors and other members of the senior management of Shangrao; and (iv) to execute the relevant share and/or asset purchase agreements contemplated in the Exclusive Option Agreement, and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement.

(4)
Loan Agreement: Pursuant to a Loan Agreement, Li Xiaoling, the sole shareholder of Shangrao has borrowed RMB 10,000,000 from WFOE on an interest-free basis for use in the business of Shangrao.   The term of the loan is 30 years from the date of the loan, except that WFOE may require repayment of the loan upon thirty days notice.

(5)
Share Pledge Agreement: Pursuant to a Share Pledge Agreement, Li Xiaoling, the sole shareholder of Shangrao, has pledged all of her shares in Shangrao as security for the performance by Shangrao and Li Xiaoling, as the sole shareholder of Shangrao, of their obligations under the VIE Agreements. The Share Pledge Agreement was registered with the local office of the SAIC in April 2012.

The foregoing description of the terms of the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, the Power of Attorney, the Loan Agreement and the Share Pledge Agreement is qualified in its entirety by reference to the provisions of the agreements filed as exhibits to this report, which are incorporated by reference herein.

Insider Transactions Policies and Procedures

We do not currently have an insider transaction policy.

Director Independence

We are not currently a “listed company” under SEC rules and are therefore not required to have a Board comprised of a majority of independent directors or separate committees comprised of independent directors.   We currently do not have any independent directors as the term “independent” is defined by the rules of the Nasdaq Stock Market.

Board Committees

We do not have an audit, compensation, nominating or other committees of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our common stock as of September 1, 2012,   by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group.  Except as indicated in the footnotes to the table below, the address of each of the beneficial owners named in the table below is in care of our company, No.8 Xin Yang Road, Shangrao City, Jiangxi Province, China. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of September 1, 2012 based upon (i) 47,883,290 shares of common stock outstanding and (ii) 50,000 shares of Series A Convertible Preferred Stock outstanding. All of the shares of Series A Convertible Preferred Stock and 20,000,000 shares of common stock were issued to the former shareholders of Biahuazhou in connection with the Acquisition, some of whom are named in the table below as the beneficial owners of more than five percent of the outstanding shares of common stock.

Shares of common stock have one vote per share.  Shares of Series A Convertible Preferred Stock will automatically convert into shares of common stock on the basis of 10,196 shares of common stock for each share of Series A Preferred Stock, or an aggregate of 509,800,000 shares of common stock, immediately upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Office of the Secretary of State of Delaware which increases the number of authorized but unissued shares of Common Stock to an amount sufficient for the conversion of all of the outstanding shares of Series A Preferred Stock. Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted. The percent of common stock for each beneficial owner listed in the table below has been calculated assuming the conversion of the 50,000 shares of Series A Convertible Preferred Stock, after which there would be outstanding a total of 557,683,290 shares of common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent
Owner’s of More than 5%:
Martian Investment Limited (1)	529,800,000		95.00%
Mill Mall, Suite 6, Wickhams Cay
PO Box 3085, Road Town, Tortola
British Virgin Islands

Directors and Executive Officers

Li Xiaoling, Chair of the Board	529,800,000	(1)	95.00%
Liu Shuzhong, Director and CEO	0		--
Lu Jun, Director	0		--

Zhu Xiuzi CFO	--		--
All directors and executive officers	529,800,000		95.00%
as a group (4 persons)
__
(1) Li Xiaoling is the director of Martian Investment Limited and has sole voting and dispositive power with respective to the shares owned by Martian Investment Limited.  Includes 20,000,000 shares of common stock and 50,000 shares of Series A Convertible Preferred Stock.

Changes in Control

As a result of the Acquisition, Ms. Li, as the sole owner of Martian Investments Limited, the former shareholder of Baihuazhou, beneficially owns, approximately 95% of our common stock, after giving effect to the conversion of the Series A Preferred Stock, and as a result has the ability to control the policies and management our company, as well as determine matters requiring stockholder approval, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors and other significant corporate actions.

Bernard Kravitz resigned as a member of our Board of Directors and as President, Treasurer and Secretary of our company, effective with the consummation of the Acquisition, and, Roy Teng and Jeff Teng resigned as members of our Board of Directors, effective August 2, 2012, the tenth day after the filing with the SEC, and the mailing to our stockholders, of a Schedule14f-1 Information Statement advising of the change in control of our Board of Directors. Concurrent with the consummation of the Acquisition, Li Xiaoling and Liu Shuzhong were elected to our Board of Directors, and the Board elected Ms. Li Chair of the Board, Liu Shuzhong as our Chief Executive Officer and Zhu Xiuzhi as our Chief Financial Officer. In addition, Lu Jun was elected as a director, effective August 2, 2012. For information concerning our new directors and executive officers, see Item 2.01—Our Directors and Executive Officers.”

DESCRIPTION OF SECURITIES

 Common Stock

We are authorized to issue up to 50,000,000 shares of common stock, par value $0.01 per share.  Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors.  Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments.  In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

As September 1, 2012, we had outstanding 47,883,290 shares of common stock.

Preferred Stock

We are authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

Series A Convertible Preferred Stock

On June 29, 2012, our Board of Directors by unanimous written consent in lieu of a meeting authorized a series of preferred stock designated as the "Series A Convertible Preferred Stock," having a par value of $0.01 per share in an amount up to 50,000 shares, which we issued in connection with the Acquisition of Shangrao since we did not have sufficient authorized but unissued shares of common stock available for issuance.  Our Series A Convertible Preferred Stock has the powers, rights, preferences and limitations set forth in the Certificate of Designation we filed with the Secretary of State of the State of Delaware on June 29 2012. The following is a summary of certain material provisions of that certificate, which summary is qualified in its entirety by reference to the Certificate of Designation which we have filed as exhibit 3.1 to this report.

      Voting Rights. Holders of Series A Preferred Stock will vote together with holders of Common Stock as a single class, with each share of Series A Preferred Stock having the number of votes corresponding to the number of shares of Common Stock into which the Series A Preferred Stock may then be converted, on all matters as to which stockholders are entitled to vote, including the election of directors, except with respect to matters for which a class vote is required by law.

      Dividends. Holders of shares of Series A Preferred Stock shall be entitled to dividends declared and paid on shares of Common Stock in an amount per share equal to the amount they would be entitled to receive as holders of Common Stock if all outstanding shares of Series A Preferred Stock had been converted into Common Stock.

      Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to the amount they would be entitled to receive as holders of Common Stock if all outstanding shares of Series A Preferred Stock had been converted into Common Stock.

      Conversion. Each issued and outstanding share of Series A Preferred Stock shall be deemed to have been converted into, and shall (without any action of the holder thereof) become, 10,196 shares of Common Stock (the “Conversion Rate”) immediately upon the filing of a Certificate of Amendment to the Certificate of Incorporation of the Company with the Office of the Secretary of State of Delaware (the “Effective Time”) which increases the number of authorized but unissued shares of Common Stock  to an amount sufficient for the conversion of all of the outstanding shares of Series A Preferred Stock (an “Automatic Conversion Event”).  The Company shall give the holders of the Series A Preferred Stock written notice of the filing of a Certificate of Amendment which results in an Automatic Conversion Event within three days after the Effective Time (the “Automatic Conversion Notice”). The Conversion Rate shall be subject to adjustment from time to time if the Company issues a stock dividend on its Common Stock (other than in shares of the Series A Preferred Stock), or subdivides or combines the outstanding shares of Common Stock.  In case of any capital reorganization or any reclassification of the capital stock of the Company, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company then deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization or reclassification, and appropriate adjustment (as determined by the Board of Directors) shall be made with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock. We will not issue fractional shares of our common stock upon conversion of our series A convertible preferred stock or pay a cash amount for fractional shares.

      Redemption. Shares of series A convertible preferred stock are not subject to redemption by our company.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws

Our Certificate of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management.  According to our Bylaws and Certificate of Incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors.  The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Delaware Law

Delaware Anti-Takeover Statute.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY
 AND RELATED STOCKHOLDER MATTERS  EVW

Our common stock is traded in the over-the-counter market and since January 7, 2009 has been quoted on the OTC Bulletin Board under the symbol “DION.OB”.  Prior thereto, our common stock was quoted in the “pink sheets” promulgated by OTC Markets Group Inc. (formerly, Pink OTC Markets Inc.).  For the periods indicated, the following table sets forth the high and low sales prices per share of common stock.  These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Period	High	Low
Year ended December 31, 2010:

Jan. 1, 2010 to March 31, 2010	$0.30	$0.14
April l, 2010 to June 30, 2010	$0.18	$0.12
July 1, 2010 to Sept. 30, 2010	$0.17	$0.12
Oct. 1, 2010 to Dec. 31, 2010	$0.15	$0.08

Year ended December 31, 2011:

Jan. 1, 2011 to March 31, 2011	$0.13	$0.07
April l, 2011 to June 30, 2011	$0.09	$0.04
July 1, 2011 to Sept. 30, 2011	$0.13	$0.04
Oct. 1, 2011 to Dec. 31, 2011	$0.18	$0.07

Year ended December 31, 2012

Jan. 1, 2012 to March 31, 2012	$0.09	$0.06
April 1, 2012 to June 30, 2012	$0.08	$0.06

Holders

As of September 1,2012 there were approximately 330 record holders of our common stock.

Penny Stock Regulations

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Dividends

No cash dividends were declared or paid on our common stock during 2010 or 2011, and none have been declared or paid during 2012.  Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.  Our board of directors has complete discretion on whether to pay dividends, subject to the terms of any credit agreement we may enter.

Substantially all of our revenues are earned by Shangrao Baihuazhou Green Resources Agricultural Technology Development Co., Ltd and Shangrao, our PRC subsidiary and controlled VIE entity. PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company.  PRC legal restrictions permit payments of dividend by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations.  Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of its registered capital. Allocations to this statutory reserve fund can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

 On June 29, 2012, we issued 2,000,000 shares of common stock to Bernard L. Kravitz, our then President, in exchange for the cancellation of demand notes in the aggregate amount of $104,000 we issued to him  to evidence our obligation to repay advances made by him to pay certain expenses. In addition, on June 29, 2012, we issued 250,000 shares of common stock to David Kaye in payment of legal expenses. The issuance of the shares to each of Messrs. Kravitz and Kaye was exempt from the registration requirements of the Securities Act under Section 4(2) thereunder.  Each of Messrs. Kravitz and Kaye represented to us that he (i) had such knowledge and experience in finance and business matters to evaluate the risks and merits of an investment in our shares; (ii) was able to bear the economic risks of his investment in the shares and (iii) by virtue of his position or business relationship to our company, had access to the type of information normally provided in a prospectus. In addition, the certificates evidencing the shares issued to each of Messrs. Kravitz and Kaye was endorsed with a restrictive legend consistent with that exemption.

On June 29, 2012, we issued an aggregate of 20,000,000 shares of our common stock and 50,000 shares of our Series A Convertible Preferred Stock convertible into an additional 509,800,000 shares of our common stock, to Martian Investment Limited, of which Li Xiaoling is the director and the sole owner, as the former shareholder of Baihuazhou in connection with the Acquisition. Upon conversion, Ms. Li will beneficially own approximately 95% of the outstanding shares of common stock. The Series A Convertible Preferred Stock was issued to Martian Investment Limited as the former shareholder of Baihuazhou since we do not have sufficient authorized but unissued shares of common stock available. Each share of Series A Convertible Preferred Stock will automatically be converted into 10,196 shares of common stock immediately upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Office of the Secretary of State of Delaware which increases the number of authorized but unissued shares of common stock to an amount sufficient for the conversion of all of the outstanding shares of Series A Preferred Stock. These shares were issued in a transaction exempt from the registration requirements of the Securities Act under Rule 903 of Regulation S of the Securities Act. Neither Ms. Li nor Martian Investment Limited is a "US Person" (as defined in Rule 902 of Regulation S)” and the certificates representing the shares issued to each of them was endorsed with restrictive legends consistent with that exemption.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 1, 2012, we had outstanding 47,883,290 shares of common stock and 50,000 shares of Series A Convertible Preferred stock. Of these shares, all of the shares issued to Martian Investment Limited as the former shareholder of Baihuazhou, are restricted securities under Rule 144, in that they were issued in a transaction exempt from the registration requirements of the Securities Act under Regulation S. In addition, of the 25,797,834 shares that were outstanding prior to the Acquisition, 20,605,511were issued in private transactions not involving a public offering and are restricted securities under Rule 144.

Rule 144

Rule 144 permits a person who has beneficially owned restricted shares for at least six months to sell his shares provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.  Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of either of 1.0% of the number of shares of common stock then outstanding, which is now 478,832 shares and if the common stock is listed on a national securities exchange, the average weekly trading  volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.   Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Sales Under Rule 144 By Non-Affiliates

Under Rule 144, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale and volume limitation or notice provisions of Rule 144. We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his shares of common stock between six months and one year. After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

As a result, Martian Investment Limited, the former shareholder of Bai Hua Zhou Green Resources (China) Investment Group Limited, will not be able to sell any of the total of 20,000,000 shares of common stock and 509,800,000 shares of common stock issuable upon conversion of the Series A Preferred Stock which it owns pursuant to Rule 144 without registration until six months after the date of consummation of the Exchange Agreement.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

 Section 145 of the Delaware General Corporation Law authorizes a corporation to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for breach of their fiduciary duty as directors, except that a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the Company provide that:

The Company shall indemnify its directors, officers, employees or agents for serving the Company in those capacities or for serving other business enterprises at the Company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Company is authorized to obtain insurance to indemnify such persons.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.  The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our certificate of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

Item 9.01 Financial Statements and Exhibits

 (a) Financial Statements of Business Acquired

Shangrao Baihuazhou Industrial Co., Ltd.

FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010
AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONTENTS

Pages

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010	2

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2011 AND2010	3

STATEMENTS OF CHANGES IN EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2011 AND 2010	4

STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2011 AND 2010	5

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2011 AND 2010	6-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders of
Shangrao Baihuazhou Industrial Co., Ltd.
No. 8, Xinyang Road, Xinzhou, Shangras, Jingxi, China

We have audited the accompanying balance sheets of Shangrao Baihuazhou Industrial Co., Ltd.(the Company) as of December31, 2011and 2010, and the related statements of operations and comprehensive income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shangrao Baihuazhou Industrial Co., Ltd. as of December31, 2011and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
June 8, 2012

Shangrao Baihuazhou Industrial Co., Ltd.
BALANCE SHEETS
DECEMBER 31, 2011 AND 2010
(AMOUNTS EXPRESSED IN US DOLLARS)

	As of December 31,
ASSETS	2011	2010
Current Assets
Cash and cash equivalents	$419,921	$138,614
Accounts receivable	503,697	1,677,948
Related party receivable	2,905,211	-
Prepaid lease expenses	261,540	254,290

Total Current Assets	4,090,369	2,070,852

Other receivable	84,297	-
Property and equipment, net	337,924	319,590
Land use rights, net	173,315	171,269
Groves and orchard	14,614,340	13,938,862
Inventories	7,934,833	9,649,053

TOTAL ASSETS	$27,235,078	$26,149,626

LIABILITIES AND OWNERS’ EQUITY
Current liabilities
Short-term loan	$220,178	$212,063
Accounts payable	369,207	506,115
Deferred Revenue	43,240	119,134
Other payables	181,501	66,602
Related party payable	882,745	13,774,992
Obligation under capital lease - current	8,728	7,944
Total Current liabilities	1,705,599	14,686,850

Long term liabilities
Obligation under capital lease - non current	369,785	364,564
Total long term liabilities	369,785	364,564

Total liabilities	2,075,384	15,051,414

Equity
Registered Capital	2,178,735	621,297
Retained Earnings	21,925,494	10,059,339
Accumulated other comprehensive income	1,055,465	417,576
Total Equity	25,159,694	11,098,212

TOTAL LIABILITIES AND EQUITY	$27,235,078	$26,149,626

See accompanying notes to financial statements.

Shangrao Baihuazhou Industrial Co., Ltd.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2010 AND 2011
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the year ended December 31,
	2011	2010
Revenue
Revenue from third parties	$18,606,707	$12,954,864
Revenue from related party	293,909	1,101,915
	18,900,616	14,056,779

Cost of Sales	5,812,381	5,533,608

Gross profit	13,088,235	8,523,171

Operating Expenses
Selling Expenses	321,033	353,180
General and Administrative Expenses	148,333	118,002
Total operating expenses	469,366	471,182

Income from operations	12,618,869	8,051,989

Other income (expenses)
Subsidy income	-	35,450
Interest income	2,296	270
Interest income from related party	28,292
Interest (expenses) to related party	(739,723)	(1,227,201)
Interest (expenses) for capital lease and bank loan	(43,579)	(49,778)
Total other income (expenses)	(752,714)	(1,241,259)

Income before provision for income taxes	11,866,155	6,810,730

Provision for income taxes	-	-

Net income	$11,866,155	$6,810,730

Other comprehensive income

Foreign currency translation adjustment	637,889	303,543

Total comprehensive income	$12,504,044	$7,114,273

See accompanying notes to financial statements.

Shangrao Baihuazhou Industrial Co., Ltd.
STATEMENTS OF CHANGES IN EQUITY
YEAR ENDED DECEMBER 31, 2011 AND 2010
(AMOUNTS EXPRESSED IN US DOLLARS)

	Registered capital	Accumulated other comprehensive income	Retained earnings	Total Equity
Balance at January 1, 2010	$621,297	$114,033	$3,248,609	$3,983,939
Net income			6,810,730	6,810,730
Other comprehensive income:
Foreign currency translation
adjustments		303,543		303,543

Balance at December 31, 2010	621,297	417,576	10,059,339	11,098,212
Additional paid in capital contribution	1,557,438			1,557,438
Net income			11,866,155	11,866,155
Other comprehensive income:
Foreign currency translation
adjustments		637,889		637,889

Balance at December 31, 2011	$2,178,735	1,055,465	$21,925,494	$25,159,694

See accompanying notes to financial statements.

Shangrao Baihuazhou Industrial Co., Ltd.
STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2011 AND 2010
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the year ended December 31,
	2011	2010
Cash flows provided from operating activities:
Net income	$11,866,155	$6,810,730
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and Amortization	21,825	17,783
Inventory write off	123,296	167,832
Changes in other operating assets and liabilities:
Accounts receivable	1,218,132	(210,987)
Other receivable	-	-
Prepaid lease expenses	2,439	(2,329)
Inventories	1,925,944	1,710,618
Accounts payable	(153,709)	(1,571,272)
Deferred Revenue	(79,132)	81,756
Other payables	110,506	20,236
Net cash provided by operating activities	15,035,456	7,024,367

Cash flows used in investing activities:
Groves and orchard	(139,792)	-
Repayment from related party receivable	-	-
Related party receivable	(2,940,450)	-
Purchase of equipment	(23,397)	-
Net cash used in investing activities	(3,103,639)	-

Cash flows (used in) provided by financing activities:
Receipt from related party loan payable	868,259	-
Payment to related party payable	(14,067,380)	(20,329,059)
Repayment of short term borrowing	(216,565)	13,432,694
Short term borrowing	216,565	(14,771)
Capital contribution from owner	1,546,890	-
Capital lease payment	(8,113)	(7,308.00)
Net cash (used for) provided by financing activities:	(11,660,344)	(6,918,444)
Effect of exchange rate on cash and cash equivalents	9,834	3,647
Net increase (decrease) in cash and cash equivalents	281,307	109,570

Cash and cash equivalents, beginning of year	138,614	29,044
Cash and cash equivalents, end of year	$419,921	$138,614

Supplementary cash flow information:
Cash paid for interest	$644,854	$49,778
Cash paid for income tax	$-	$-

See accompanying notes to financial statements.

 Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

1.	Organization and principal activities

Shangrao Baihuazhou Industrial Co., Ltd. (“The Company”) was incorporated in Shangrao, Jiangxi Province as a limited liability company on November 27, 2002. The Company is principally engaged in forest harvesting and bonsai tree stump processing in the People’s Republic of China (the “PRC”) and undertaking greening work services. Baihuazhou is in Jiangxi provincial ecological development industry, currently involved in seedlings, protective collecting, and overall plant processing. The Company holds an exclusive thirty year forest harvesting license over Mount Wu Fu for 460 square kilometers.

2.	Summary of significant accounting policies

(a)     Basis of presentation

The accompanying financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)     Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to, determining the selling price of products and maintenance services in multiple element revenue arrangements, valuation of inventory, collectability of receivables and depreciable lives of fixed assets. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ from those estimates.

(c)     Cash and cash equivalents

Cash and cash equivalents represent cash on hand and deposits held at PRC banks which are not insured with the FDIC.

For purposes of the balance sheets and cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents. Cash includes cash on hand and demand deposits in accounts maintained at financial institutions and state owned banks within the PRC.

(d)     Accounts receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company did not have any off-balance-sheet credit exposure related to its customers. As of December 31, 2011 and 2010, no allowance for doubtful accounts was provided for.

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

(e)     Shipping and Handling Costs

The Company’s shipping and handling costs are included in cost of goods sold for all periods presented.

(f)     Inventories, net

The Company currently operates four nursery bases. Inventories include all nursery plants ready for sale under cultivation, as well as root carvings, dry piles and gloomy wood kept for future root carving use.

Inventories are stated at the lower of cost utilizing the moving weighted average method or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated selling expenses. Inventories are adjusted for estimated provisions for obsolescence and written down to market value upon estimates of future demand, and market conditions. The cost of inventories includes cost in acquiring, cultivation and other costs in bringing them to their existing location and condition. The cost to purchase and cultivate these trees and the expenditures related to labor and materials incurred during cultivation are capitalized.

When inventories are sold, the carrying amount of those inventories is recognized as Cost of Goods Sold in the period in which the related revenue is recognized. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as Cost of Goods Sold in the period the write-down or loss occurs.

For the years ended December 31, 2011 and 2010, inventory write-off amounted $123,296 and $167,832, respectively.

(g)     Grove and Orchard

Groves and Orchard are distributed in two bases which are currently operated by the Company: Feng Ling Tou and Long Hu. According to ASC 905-360-25, cost of Groves and Orchard include costs to purchase and cultivate these trees and the expenditures related to labor and materials to prepare the land, to construct staking and wiring on the field, and labor costs for grafting and pruning during the early stages of the trees’ development are capitalized until the trees become commercially productive, at which time annual depreciation is recognized using the straight-line method over the economic useful life of the trees, which is estimated to be 20-30 years.  The Groves and Orchard are currently in the development stages, so no depreciation expense is recorded pertaining to the Groves and Orchard for the years ended December 31, 2011, and 2010, respectively.

For the matter of capitalizing the cultivation costs pertaining to the trees, the Company is complying with the relevant accounting standards described in the Agriculture Topic of the Accounting Standards Codification issued by the FASB with the classification number of 905-360-25.

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

(h)     Property and equipment, net

Property and equipment, net, which include amounts recorded under capital lease, are stated at cost less accumulated depreciation.  Depreciation is calculated using the straight-line method over the following estimated useful lives:

Base Green Houses	30 years
Base Tools and Equipment	3-8 years
Office equipment	3 years
Motor Vehicles	5 years

Depreciation expense of $14,191 and $13,550 is included in cost of sales and $3,201 and $ 0 is included in general and administrative expenses for the years ended December 31, 2011 and 2010, respectively.

When machinery, vehicles and office equipment are retired or otherwise disposed of, the resulting gain or loss is included in net income or loss in the year of disposition for the difference between the net book value and proceeds received thereon. Maintenance and repairs which do not improve or extend the expected useful lives of the assets are charged to expense as incurred.

(i)     Land use rights

Land use right represents the exclusive right to occupy and use the land in the PRC for a specified contractual term. Land use right is carried at cost, less accumulated amortization. Amortization is calculated using the straight-line method over the life of the land use right. Amortization expense for the year ended December 31, 2011 and 2010 is $4,433 and $4,233, respectively. All of the amortization is included as cost of sales during 2011 and 2010.

(j)     Leases

Capital lease
According to ASC 840-30-35, leases are classified as capital leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Company leases all the greenhouses in Zao Tou base from Sanding Farm under a capital lease arrangement.  Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. During the lease term, each minimum lease payment is allocated between a reduction of the obligation and interest expense so as to produce a constant periodic rate of interest on the remaining balance of the obligation.  The leased assets are amortized using the straight-line method over the shorter of the lease term or estimated useful lives of the assets.

Operating lease
Where the Company has the use of assets held under operating leases, payments made under the leases are charged to profit or loss in equal installments over the accounting periods covered by the lease term. The cost of acquiring land held under an operating lease is amortized on a straight-line basis over the period of the lease term.

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

(k)     Revenue

The Company’s revenue is derived from two primary sources: nursery sales and greening work services. The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin No. 104, “Revenue Recognition”: (i) persuasive evidence of an arrangement exists, (ii) the service has been rendered, (iii) the fees are fixed or determinable, and (iv) collectability is reasonably assured.

Nursery stock – The Company sells nursery stock, mainly ancient tree stumps, bonsais and other plants used for green works to its customers at an agreed price. The Company recognizes revenue when customer take ownership at the Company’s nursery base and assume risk.

Deferred Revenue – In conjunction with nursery stock sales, the Company may include green work service for a 12-month period.  The Company sells nursery plants, undertakes greening field work construction and provides subsequent maintenance service, which is considered as a revenue arrangement with multiple deliverables. ASC 605-25-25 “Revenue arrangements with multiple deliverables” are divided into separate units and revenue is allocated using estimated selling prices if we do not have vendor-specific objective evidence or third-party evidence of the selling prices of the deliverables. Estimated selling prices are management's best estimates of the prices that we would charge our customers if we were to sell the standalone elements separately and include considerations of customer demand, prices charged by us and others for similar deliverables, and the price if largely based on costs.

Nursery plants and field work revenue is recognized when plants are delivered and field work is completed, which is substantial portion of the total sales price, and the related costs are recognized upon delivery. Maintenance service is deferred to the appropriate period. Nursery plants revenue is recognized as part of the nursery sales. Field work and maintenance revenue is recognized as greening work service revenue.

According to Company policy, the Company does not allow return of products. Exchange will only be permitted with the management approval within a very limited period after goods are sold. Historically, there has been no exchange. Exchange did not happen during 2011 and 2010.

The average credit period the Company gives customer is one year, the Company does not give credits over one year.

Total greening work service revenue recognized for the years ended December 31, 2011 and 2010 were $303,090 and $643,271 respectively.

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

Government grant
Government grant is the one-off bank loan interest compensation from local government. Grant that compensate the bank loan interest is recognized in profit or loss as other income. The one-off government grant for the year ended December 31 2010 was $35,450.

Cost of revenue

When the criteria for revenue recognition have been met, costs incurred are recognized as cost of revenue. Cost of revenue primarily includes cost of nursery purchased from third parties, employees cost, casual labor cost, base rental, nursery cultivation cost, depreciation and amortization expense.

(l)     Income Taxes

The Company accounts for income taxes under FASB ASC 740 Accounting for Income Taxes. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05 Accounting for Uncertainty in Income Taxes prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. We assess the validity of our conclusions regarding uncertain tax positions on a quarterly basis to determine if facts or circumstances have arisen that might cause us to change our judgment regarding the likelihood of a tax position’s sustainability under audit. We have determined that there were no uncertain tax positions as of December 31, 2011 or December 31, 2010.

According to the P.R.C Income Tax Legislation No. 86.4, “Income for company engaging in cultivation and planting of nursery plants”, is freed from income tax.

The effective income tax expense for 2011 and 2010 is as follows:

	December 31,
	2011	2010
Tax at statutory rate	$2,966,539	$1,702,683
Tax exemption	(2,966,539)	(1,702,683)
	$-	$-

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

Income tax expenses (benefit) consist of the following:

December 31,
	2011	2010
Current	$-	$-
Deferred	-	-
Total	$-	$-

The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provision of FASB ASC 740. The Company has recorded no deferred tax assets or liabilities as of December 31, 2011 and 2010.

(m)     Retained Earnings and Statutory Surplus Reserve

In accordance with the China Company Laws, the Company is required to allocate at least 10% of its after-tax profits to a general reserve fund until such fund has reached 50% of its respective registered capital   (RMB15,000,000). Appropriations to the enterprise expansion fund and staff welfare and bonus funds are at the discretion of the board of directors of the Company. The Company did not make any appropriations to the enterprise expansion fund and staff welfare and bonus funds during 2011 and 2010. Staff welfare balance is carried forward from prior years.

	2011	2010
PRC statutory reserve funds	$1,074,068	$698,428
Unreserved retained earnings	20,851,426	9,360,911
	21,925,494	10,059,339

(n)     Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive income, as presented on the accompanying balance sheets, is the cumulative foreign currency translation adjustment.

(o)     Foreign currency translation

The functional currency of the Company is Renminbi ("RMB") and the reporting currency of the Company is the United States dollar ("US dollar"). Monetary assets and liabilities denominated in currencies other than the US dollar are translated into the US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into the US dollar at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statement of operations.

Assets and liabilities are translated using the exchange rates in effect on the balance sheet date.  Revenues, expenses, gains and losses are translated using the average rate for the year.  Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income in the accompanying statements of equity and comprehensive income.

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

(p)     Segment reporting

ASC Topic 280, “Disclosure about Segments of an Enterprise and Related Information” requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Accordingly, the Company has reviewed its business activities and determined that multiple segments do not exist to be reported.

(q)     Financial instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings. The carrying amounts of cash and cash equivalents, accounts receivable from third and related parties, amounts due from and due to related parties, accounts payable, other payables and short-term borrowings approximate their fair values due to their short-term nature. The Company does not use derivatives instruments to manage risks.

The fair values were estimated by discounting the future cash flows using an interest rate which approximated the rate for which the financial institution would charge borrowers with similar credit ratings and remaining maturities.

(r)     New accounting pronouncements

Accounting Standard Updates through number 2011-12 have been issued but do not apply to the Company.

(s)     Significant risks

Concentration of Credit Risks and Uncertainties

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents, accounts receivable and other receivables. The Company places its cash and cash equivalents, amounting to $357,518 and $33,377 as of December 31, 2011 and 2010, with financial institutions that management believes are of high-credit ratings and quality.

The Company conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Concentration of credit risk exists when changes in economic, industry or geographic factors similarly affect groups of counter parties whose aggregate credit exposure is material in relation to the Company’s total credit exposure.

The Company had a sales and greening work service contract to one major customer, Shangrao Economic House Development Department that represented 18% of the Company’s total sales for the fiscal years ended December 31, 2010. The Company had a sales contract to one major customer, Changshao Luchuan Seedling Cooperation that represented 11% of the Company’s total sales for the fiscal year ended December 31, 2011.

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

Three customers, Jiyang Real Estates, Guanrui Real Estates, Joy Fruit Greening Co., Ltd. accounted for 31%, 10% and 27% of the Company’s accounts receivable balance at December 31, 2011. Jiyang Real Estates accounted for 83% of the Company’s accounts receivable balance at December 31, 2010.

Foreign currency risk

The Company’s sales and expense transactions, assets and liabilities are denominated in Renminbi (“RMB”). RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to effect the remittance.

3.	Cash and cash equivalents

	December 31,
	2011	2010

Cash on hand	$62,403	$105,237
Cash in bank	357,518	33,377
Total	$419,921	$138,614

4.	Accounts receivable

	December 31,
	2011	2010

Due from third parties	$503,697	$1,677,948
Total	$503,697	$1,677,948

5.	Other receivable

	December 31,
	2011	2010
Shangrao Xinchen Guarantee Co., Ltd.	$84,297	$-
Total	$84,297	$-

On March 20, 2011, the Company agreed to lend up to RMB38, 000,000 (approximately $5.8 million) to Shangrao Xinchen Guarantee Co., Ltd. (“Xinchen”).  Pursuant to the agreement evidencing the loan, Xinchen could borrow and repay the money at any time within the upper limit before the expiration date, March 13, 2013. Except for the loan, the Company did not have any business dealings with Xinchen. The owner of Xinchen is a personal friend of Li Xiaoling and provided assistance to Li Xiaoling, the Company’s founder and Chairperson, at the time the Company commenced operations.

The loan has no collateral. It is agreed in the loan, all the borrowings must be returned on the loan termination date, March 13, 2013. All the unpaid balance after the termination date will be converted into shares of Xinchen. Conversion percentage is calculated based on the percentage of unpaid amount divided by the net assets of Xinchen on March 13, 2013.

The amount of receivable is the total of principal outstanding at the period end plus the interest charged. The interest rate on the loan is charged according to the commercial bank loan interest rate, which was 12% per annum in 2011. Interest charged for the year ended December 31, 2011 was $843, which was recorded in the interest income account.

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

6.	Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Related parties with whom the Company has had transactions are:

Related Parties	Relationships

Jiangxi Jiahe Electronics Co., Ltd.	The Company's shareholder owns 85% of shares
Li Xiaoling	Shareholder of the Company

During the year 2011 and 2010, the Company had sales transactions with Jiahe, details are:

	December 31,
	2011	2010
Sales	$293,909	$1,101,915
Gross Profit	$249,049	$776,953

a)      Related party receivable

	December 31,
	2011	2010
Jiangxi Jiahe Electronic Co., Ltd. (loan)	$2,876,447	$-
Jiangxi Jiahe Electronic Co., Ltd. (interest receivable)	$28,764	-
Total	$2,905,211	$-

In August 31, 2011, the Company signed a credit loan totaling RMB50,000,000 (about $7.8 million) to Jiangxi Jiahe Electronic Co.,  Ltd. (“Jiahe”). The loan has no collateral. It is agreed in the loan, all the borrowings must be returned on the loan termination date, August 31, 2012. All the unpaid balance after the termination date will be converted into shares of Jiahe. Conversion percentage is calculated based on the percentage of unpaid amount divided by the net assets of Jiahe on December 31, 2012.

For the years ended December 31, 2011, the interest receivable from Jiahe is $28,764.

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

b)	Related party payable

	December 31,
	2011	2010
Jiangxi Jiahe Electronic Co., Ltd.	$-	$11,745,753
Li Xiaoling (the shareholder of the Company)	882,745	2,029,239
Total	$882,745	$13,774,992

In August 17, 2008, the Company signed a loan totaling RMB68,000,000 (about $9.9 million) from Jiahe. The loan has no collateral. The loan bears an annual interest rate of 10%.

For the years ended December 31, 2011 and 2010, the Company recorded an interest expense from the Jiahe loan of $600,503 and $1,227,201 respectively. The loan from shareholder bears an interest rate of 10%, the interest expense from the loan was $139,220 and $0 for the years ended December 31, 2011 and 2010 respectively.

7.	Inventory

	December 31,
	2011	2010

Stump & Bonsai	$3,556,453	$4,991,675
Arbor	2,562,415	2,782,742
Globes	839,001	813,846
Saplings	87,396	86,186
Root carvings	36,300	4,554
Dry piles & gloomy wood	853,268	970,050
	$7,934,833	$9,649,053

8.	Groves and orchard

	December 31,
	2011	2010

Camellia trees	$2,397,802	$2,277,874
Chinese firs	1,601,931	1,505,307
Roses	1,641,982	1,564,534
Chestnut trees	4,809,618	4,581,562
The original ecology	4,163,007	4,009,585
	$14,614,340	$13,938,862

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

9.	Prepaid lease

	2011	2010
Prepaid leases – Wu Fu Base	$84,140	$81,038
Prepaid leases – Zao Tou Base	100,338	96,029
Prepaid leases – Shi Shi Base	77,062	77,223
	$261,540	$254,290

a)
On November 16, 2002, the Company entered into a lease agreement with the local government of Wu Fu Mountain as the Company’s nursery cultivation base. The lease contract is for 30 years starting from November 16, 2002 to November 16, 2032 for RMB535,000 per year. The total rental is RMB16,050,000 (about $1.9 million ). The Company is required to prepay an annual rental of RMB535,000 (about $0.08 million ) in advance for the following year.

b)
On October 20, 2002, the Company entered into a lease agreement with the local government of Zao Tou Town as the Company’s nursery cultivation base. The lease contract is for 30 years starting from October 20, 2003 to October 20, 2033 for RMB438,000 per year. The total rental is RMB13,140,000 (about $1.6 million). The Company is required to prepay an annual rental fee of RMB438,000 (about $0.07 million) and the minimum lease payment for the capital leased greenhouses of RMB200,000 (about $0.03 million) in advance for the following year.

c)
On April 1, 2006, the Company entered into a lease agreement with the local government of Shi Shi Town as the Company’s nursery cultivation base. The lease contract is for 50 years starting from April 1, 2006 to April 1, 2056 for RMB390,000 per year. The total rental is RMB19,500,000 (about $2.4 million). On January 1, 2007, the Company entered into another lease agreement with the local government of Shi Shi Town for the expansion of the nursery base. The lease contract is for 50 years starting from January 1, 2007 to January 1, 2057 for RMB100,000 per year. The total rental is RMB5,000,000 (about $0.6 million). The Company is required to prepay an annual rental of RMB490,000 (about $0.07 million) in advance for the following year.

For the years ended December 31, 2011 and 2010, the Company recorded lease expense in cost of sales of $254,290 and $243,942, respectively.

10.	Property and equipment, net

At December 31, 2011 and 2010, the property and equipment consist of the following:

	December 31,
	2011	2010
Base greenhouses	$432,808	$416,856
Base Tools and Equipments	23,786	-
Total	$456,594	$416,856
Less: accumulated depreciation	(118,670)	(97,266)
Total fixed assets, net	$337,924	$315,590

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

11.	Land use rights

On May 6, 2008, the Company entered into a nursery purchase agreement with Jiangxi Yiqing Industrial Co., Ltd. (“Yiqing”). The Company acquired the entire nursery plants of Maple Ridge Base from Yiqing. The nursery purchase price totaling RMB26 million includes a 40-year land use rights. Land use rights acquired was initially recognized at RMB730,000 (about $0.1 million) and is amortized on a straight-line basis over the period of the lease term.

On November 15, 2008, the Company entered into a nursery purchase agreement with Jiangxi Red Rose Agriculture Development Co., Ltd. (“Red Rose”). The Company acquired the entire nursery plants of Dragon Tiger Base from Red Rose. The nursery purchase price totaling RMB40 million includes a 44-year land use rights. Land use rights acquired was initially recognized at RMB458,000 (about $0.06 million) and is amortized on a straight-line basis over the period of the lease term.

At December 31, 2011 and 2010, the land use rights consist of the following:

	December 31,
	2011	2010
Feng Ling Tou Base	$106,197	$105,047
Long Hu Base	67,118	66,222
Total	$173,315	$171,269

12.	Short term loan

	December 31,
	2011	2010
Bank loan from Shangrao Bank Fumin Branch	$220,178	$212,063

The Company entered a bank loan agreement with Shangrao Bank Fumin branch. The loan is for 12 months starting from December 13, 2010 to December 12, 2011 with an annual interest rate of 9.36%. The bank loan was renewed on December 12, 2011 until December 7, 2012 with an annual interest rate of 11.52%.

At December 31, 2011 and 2010, the Company recorded an interest expense from the bank loan of $20,741 and $27,532 respectively.

13.	Other income

Subsidy income

In 2010, the Company received a one-time bank loan subsidy fund of $35,450 from the Chinese local government.

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

14.	Commitments and Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. Management believes the probability of a bank failure, causing loss to the Company, is remote.

15.	Lease commitments

(a)	Capital lease as lessee

On October 20, 2003, the Company signed a transfer agreement with Shangrao Sanding Farm for the 106 greenhouses under a capital lease arrangement. The ownership is transferred to the Company at the end of the 30-year lease term. The capital leases are payable annually in advance at implied interest rates of 6%.  The leased assets were recorded under property and equipment and were $317,388 and $319,590 at December 31, 2011, and 2010 respectively. Leased items are amortized over the shorter of lease term and useful life, which is the lease term on a straight-line basis. Accumulated amortization of the leased equipment at December 31, 2011, and December 31, 2010, was approximately $115,420 and $97,266, respectively. Interest expenses incurred for the capital lease arrangement for the year ended December 31, 2011 and 2010 were $22,838 and $22,246 , respectively.

Capital lease obligations at December 31, 2011 and 2010 consisted of the following:
	December 31,
	2011	2010
Greenhouse capital lease	$378,513	$372,508
Current portion	8,728	7,944
Capital lease obligations, less current portion	$369,785	$364,564

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of December 31, 2011, are as follows:

Fiscal year ending	Amount
2012	$31,454
2013	31,454
2014	31,454
2015	31,454
2016	31,454
Thereafter	534,718
Total minimum lease payments	691,988
Less: Amount representing interest	(313,475)
Present value of net minimum lease payments	$378,513

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

(b)	Operating lease as lessee

The Company leases nursery bases and the office premises under non-cancellable leases.

Future minimum payments under non-cancellable operating leases as of December 31, 2011 are as follows:
Description of Lease	Date of Lease	Term	Basic Annual Rental Amount	Future Minimum Rental Amounts
Wu Fu Base	11. 16. 2002	30 years	$84,140	$1,669,453
Shi Shi Base	4.1.2006/1.1.2007	50 years	77,062	3,338,335
Zao Tou Base	10. 20. 2003	30 years	100,338	2,083,524
Company Base	11. 1. 2006	6 years	1,572	1,572
Company office rental	1.1.2007	8 years	17,514	52,542
			$280,626	$7,145,426

Rent is included in the cost of sales. Rent was $276,021 and $263,568 for the years ended December 31, 2011, and December 31, 2010, respectively.
The future minimum lease payments required as of December 31, 2011, are as follows:

Fiscal year ending	Amount
2012	$19,086
2013	279,053
2014	279,053
2015	261,540
2016	261,540
Thereafter	6,045,154
Total minimum lease payments	$7,145,426

16.	Subsequent events

In February 24, 2012, the Company approved to purchase treasury stocks totaling $3,750,168 from one of its three shareholders exiting from the Company. After his exiting, the remaining two shareholders had a mother and daughter relationship.  In February, 2012, the daughter transferred her entire ownership of the Company to Li Xiaoling for no consideration. After this transfer, Li Xiaoling became the sole owner of the Company.

Shangrao Baihuazhou Industrial Co. Ltd.
NOTES TO FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

On January 30, 2012, the Company and its shareholder, Li Xiaoling, entered into a Share Exchange Agreement with the shareholders of Dionics Inc. (“Dionics”), a public company incorporated under the laws of the State of Delaware.  Pursuant to the Share Exchange Agreement, our shareholder will transfer 100% of the  outstanding shares of the Company in exchange for 20,000,000 shares of the common stock and 50,000 shares of the convertible preferred stock of Dionics. The Preferred stock is convertible into 467,250,000 shares of Dionics common stock. On May 3, 2012, the parties agreed to extend the closing date of the Share Exchange Agreement to on or before June 30, 2012.
In accordance with the Exchange Agreement, the Company’s shareholder, Li Xiaoling, has loaned Dionics $200,000 which will be due one year from January 30, 2012.

Accounting related to future execution of the Share Exchange: The shares of Dionics common Stock to be acquired by our shareholder in the transaction constitute, immediately after the transaction, approximately 95% of the issued and outstanding Common Stock of Dionics. Although Donics is deemed to have legally acquired us, in accordance with the applicable accounting guidance for accounting for the transaction as a reverse merger and re-capitalization, we will be the surviving entity for accounting purposes and our assets and liabilities will continue to be recorded at their historical carrying amounts with no goodwill or other intangible assets recorded as a result of the accounting merger with Dionics.

On March 13, 2012, Bai Hua Zhou Green Resources (China) Investment Group Limited (“Bai Hua Zhou Green Resources”) was incorporated in British Virgin Islands (“BVI”) as a limited liability company. Green Resources (China) Investment Group Limited (“Green Resources”) was incorporated under the laws of the Hong Kong Special Administrative Region of the People's Republic of China (“Hong Kong”, or “HK”) on January 27, 2012.

On March 23, Bai Hua Zhou Green Resources acquired 100% of the shares of Green Resources.

On March 2, 2012, Green Resources established Shangrao Baihuazhou Green Resources Agriculture Technology Development Co., Ltd. (“WFOE”). Until April 17, 2012, when Green Resources through its WFOE entered into a series of variable interest entity contractual agreements with the Company, Green Resources had no operations other than those related to its incorporation.

On April 17, 2012, the Company entered into a series of variable interest entity contractual agreements with WFOE, whereby BVI indirectly assumed control of the Company through its subsidiaries HK and WFOE. This combination will be accounted for as a transfer of equity interests between entities under common control.

On March 23, Bai Hua Zhou Green Resources acquired 100% of the shares of Green Resources.

On March 2, 2012, Green Resources established Shangrao Baihuazhou Green Resources Agriculture Technology Development Co., Ltd. (“WFOE”). Until April 17, 2012, when Green Resources through its WFOE entered into a series of variable interest entity contractual agreements with the Company, Green Resources had no operations other than those related to its incorporation.

Shangrao Baihuazhou Industrial Co., Ltd.

FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

CONTENTS

                                             Pages

BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2012 AND DECEMBER 31, 2011	1

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011	2

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011	3

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011	4-18

Shangrao Baihuazhou Industrial Co., Ltd.
BALANCE SHEETS
 (AMOUNTS EXPRESSED IN US DOLLARS)

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,743,757	$419,921
Accouts receivable	208,558	503,697
Related party receivable	3,859,528	2,905,211
Prepaid lease expenses	173,657	261,540

Total Current Assets	5,985,500	4,090,369

Long term investment	-
Other receivable	62,759	84,297
Property and equipment, net	383,706	337,924
Land use rights, net	173,277	173,315
Groves and orchard	14,707,371	14,614,340
Inventories	7,256,508	7,934,833

TOTAL ASSETS	$28,569,121	$27,235,078

LIABILITIES AND OWNERS’ EQUITY
Current liabilities
Short-term loan	$221,572	$220,178
Accounts payable	77,353	369,207
Deferred Revenue	27,196	43,240
Other payables	577,610	181,501
Related party payable	189,070	882,745
Obligation under capitl lease - current	2,196	8,728
Total Current liabilities	1,094,997	1,705,599

Long term liabilities
Obligation under capitl lease - non current	352,867	369,785
Total long term liabilities	352,867	369,785

Total liabilities	1,447,864	2,075,384

Equity
Registered Capital	2,178,735	2,178,735
Retained Earnings	23,730,620	21,925,494
Accumulated other comprehensive income	1,211,902	1,055,465
Total Equity	27,121,257	25,159,694

TOTAL LIABILITY PLUS EQUITY	$28,569,121	$27,235,078

See accompanying notes to financial statements.

Shangrao Baihuazhou Industrial Co., Ltd.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED - AMOUNTS EXPRESSED IN US DOLLARS)

	For the three months ended March 31,
	2012	2011
Revenue
Revenue from third parties	$7,213,929	$785,929
	7,213,929	785,929

Costs of Sales	1,462,883	177,301

Gross profit	5,751,046	608,628

Operating Expenses
Selling Expenses	188,395	26,614
General and Administrative Expenses	41,325	39,461
Total operating expenses	229,720	66,075

Income from operations	5,521,326	542,553

Other income (expenses)
Interest income (expenses)	674	5
Interest income from related party	47,402	-
Interest (expenses) to related party	(1,565)	(108,475)
Interest (expenses) for capital lease and bank loan	(12,543)	(10,588)
Total other income (expenses)	33,968	(119,058)

Income before provision for income taxes	5,555,294	423,495

Provision for income taxes	-	-

Net income	$5,555,294	$423,495

Other comprehensive income

Foreign currency translation adjustment	156,437	59,310

Total comprehensive income	$5,711,731	$482,805

See accompanying notes to financial statements.

Shangrao Baihuazhou Industrial Co., Ltd.
STATEMENTS OF CASH FLOWS
(UNAUDITED - AMOUNTS EXPRESSED IN US DOLLARS)

	For the three months ended March 31,
	2012	2011
Cash flows provided from operating activities:
Net income	$5,555,294	$423,496
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and Amortization	6,823	4,927
Inventory write-off	18,143	74,581
Changes in other operating assets and liabilities:
Accounts receivable	298,798	733,405
Prepaid lease expenses	89,680	57,979
Inventories	711,562	(976,412)
Accounts payable	(372,130)	560,681
Deferred revenue	(16,343)	(29,881)
Other payables	88,154	(891)
Net cash provided by operating activities	6,379,981	847,885

Cash flows (used in) provided by investing activities:
Groves and orchard	(515)	(34,334)
Related party receivable	(937,398)	-
Loan receivable	22,106	-
Purchase of equipment	(49,398)	(21,747)
Net cash (used in) investing activities	(965,205)	(56,081)

Cash flows (used in) provided by financing activities:
Treasury stock	(3,365,265)	-
Receipt from related party loan payable	911,676	60,788
Payment to related party payable	(1,612,040)	(755,390)
Capital lease payment	(25,886)	(24,785)
Net cash (used in) provided by financing activities:	(4,091,515)	(719,387)
Effect of exchange rate on cash and cash equivalents	575	874
Net increase (decrease) in cash and cash equivalents	1,323,836	73,291

Cash and cash equivalents, beginning of year	419,921	138,614
Cash and cash equivalents, end of year	$1,743,757	$211,905

Supplementary cash flow information:
Cash paid for interest	$12,543	$10,588
Cash paid for income tax	$-	$-

See accompanying notes to financial statements.

Shangrao Baihuazhou Industrial Co., Ltd
NOTES TO FINANCIAL STATEMENTS
(Unaudited - Expressed in U.S. dollars)

1. Basis of presentation

The financial statements are prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”). This basis differs from that used in our statutory accounts, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

The interim condensed financial statements included herein, presented in accordance with US GAAP and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim condensed financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2011. The Company follows the same accounting policies in the preparation of interim reports.

2.     Organization and principal activities

Baihuazhou was incorporated in Shangrao, Jiangxi Province as a limited liability company on November 27, 2002. It is principally engaged in forest harvesting and bonsai tree stump processing in the People’s Republic of China (the “PRC”) and undertaking greening work services. Baihuazhou is in Jiangxi provincial ecological development industry, currently involved in seedlings, protective collecting, and overall plant processing. It holds an exclusive thirty year forest harvesting license over Mount Wu Fu for 460 square kilometers.

3.Retained Earnings and Statutory Surplus Reserve

In accordance with the China Company Laws, the Company is required to allocate at least 10% of its after-tax profits to a general reserve fund until such fund has reached 50% of its respective registered capital   (RMB15,000,000). Appropriations to the enterprise expansion fund and staff welfare and bonus funds are at the discretion of the board of directors of the Company. The Company did not make any appropriations to the enterprise expansion fund and staff welfare and bonus funds during March 31, 2012, and December 31, 2011. Staff welfare balance is carried forward from prior years.

	March 31,	December 31,
	2012	2011
PRC statutory reserve funds	$1,627,880	$1,074,068
Unreserved retained arnings	22,102,740	20,851,426
	$23,730,620	$21,925,494

Shangrao Baihuazhou Industrial Co., Ltd
NOTES TO FINANCIAL STATEMENTS
(Unaudited - Expressed in U.S. dollars)

4. Concentration of credit risks

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents, accounts receivable and other receivables. The Company places its cash and cash equivalents, amounting to $1,505,233 and $357,518 as of March 31, 2012 and December 31, 2011, with financial institutions that management believes are of high-credit ratings and quality.

The Company conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Concentration of credit risk exists when changes in economic, industry or geographic factors similarly affect groups of counter parties whose aggregate credit exposure is material in relation to the Company’s total credit exposure.

The Company had sales contracts to five major customers, Jiangxi Phoenix Gardening Greening Service Co., Ltd.  that represented 11% of the Company’s total sales, Shangrao Chunxiang Gardening Greening Service Co., Ltd. that represented 11% of the Company’s total sales, Shangrao Guangxin Gardening Co., Ltd. that represented 11% of the Company’s total sales, Guanrui Real Estates (Jiangxi) Co., Ltd. that represented 30% of the Company’s total sales, as well as Shangrao Jinli Industrial Co., Ltd. that represented 16% of the Company’s total sales for the three months ended March 31, 2012.

The Company had sales contracts to two major customers, Shangrao Qinghuang Gardening Construction Co., Ltd.  that represented 61% of the Company’s total sales, Yu Xiuzhen that represented 23% of the Company’s total sales for the three months ended March 31, 2011.

Five customers, Shangrao Yangfan Real Estates Co., Ltd., Guanrui Real Estates (Jiangxi) Co., Ltd. Henglv Gardening Center, Joy Fruit Greening Co, Ltd., as well as Shangrao Guangxin Gardening Co., Ltd. accounted for 28%, 14%, 12%, 11%, and 55% of the Company’s accounts receivable balance at March 31, 2012. Three customers, Jiyang Real Estates, Guanrui Real Estates, Joy Fruit Greening Co., Ltd. accounted for 31%, 10% and 27% of the Company’s accounts receivable balance at December 31, 2011.

Shangrao Baihuazhou Industrial Co., Ltd
NOTES TO FINANCIAL STATEMENTS
(Unaudited - Expressed in U.S. dollars)

5.	Cash and cash equivalents

	March 31,	December 31,
	2012	2011

Cash on hand	$238,524	$62,403
Cash in bank	1,505,233	357,518
Total	$1,743,757	$419,921

6.	Accounts receivable

	March 31,	December 31,
	2012	2011

Due from third parties	$208,558	$503,697
Total	$208,558	$503,697

7.	Other receivable

	March 31,	December 31,
	2012	2011
Shangrao Xinchen Guarantee Co.,Ltd.	$62,759	$84,297
Total	$62,759	$84,297

On March 20, 2011, the Company agreed to lend up to RMB38, 000,000 (approximately $5.8 million) to Shangrao Xinchen Guarantee Co., Ltd. (“Xinchen”).  Pursuant to the agreement evidencing the loan, Xinchen could borrow and repay the money at any time within the upper limit before the expiration date, March 13, 2013. Except for the loan, the Company did not have any business dealings with Xinchen. The owner of Xinchen is a personal friend of Li Xiaoling and provided assistance to Li Xiaoling, the Company’s founder and Chairperson, at the time the Company commenced operations.

The loan has no collateral. It is agreed in the loan, all the borrowings must be returned on the loan termination date, March 13, 2013. All the unpaid balance after the termination date will be converted into shares of Xinchen. Conversion percentage is calculated based on the percentage of unpaid amount divided by the net assets of Xinchen on March 13, 2013.

The amount of receivable is the total of principal outstanding at the period end plus the interest charged. The interest rate on the loan is charged according to the commercial bank loan interest rate, which was 12% per annum in 2011. Interest charged for the year ended December 31, 2011 was $843, which was recorded in the interest income account.

The reduction in the balance of the other receivable as of March 31, 2012 is the result of cash repayment by Xinchen.

8.	Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Shangrao Baihuazhou Industrial Co., Ltd
NOTES TO FINANCIAL STATEMENTS
(Unaudited - Expressed in U.S. dollars)

Related parties with whom the Company has had transactions are:

Related Parties	Relationships

Jiangxi Jiahe Electronics Co., Ltd.	The Company's shareholder owns 85% of shares
Li Xiaoling	Shareholder of the Company

a.	Related party receivable

	March 31,	December 31,
	2012	2011

Jiangxi Jiahe Electronic Co.,Ltd. (loan)	$3,783,254	$2,876,447
Jiangxi Jiahe Electronic Co.,Ltd. (interest receivable)	76,274	28,764
Total	$3,859,528	$2,905,211

In August 31, 2011, the Company signed a credit loan totaling RMB50,000,000 (about $7.8 million) to Jiangxi Jiahe Electronic Co., Ltd. (“Jiahe”). The loan has no collateral. It is agreed in the loan, all the borrowings must be returned on the loan termination date, August 31, 2012. All the unpaid balance after the termination date will be converted into shares of Jiahe. Conversion percentage is calculated based on the percentage of unpaid amount divided by the net assets of Jiahe on December 31, 2012.

As of March 31, 2012 and December 31, 2011, the interest receivable from Jiahe is $76,274 and $28,764, respectively.

b.	Related party payable

	March 31,	December 31,
	2012	2011
Li Xiaoling (the shareholder of the Company)	189,070	882,745
Total	$189,070	$882,745

The loan from shareholder bears an interest rate of 10%, the interest expense from the loan was $1,565 and $108,475 for the three months ended March 31, 2012, and March 31, 2011 respectively

Shangrao Baihuazhou Industrial Co., Ltd
NOTES TO FINANCIAL STATEMENTS
(Unaudited - Expressed in U.S. dollars)

9.	Inventory

	March 31,	December 31,
	2012	2011
Stump & Bonsai	$3,478,600 $	$3,556,453
Arbor	2,196,213	2,562,415
Globes	692,314	839,001
Saplings	12,296	87,396
Root carvings	36,530	36,300
Dry piles & gloomy wood	840,555	853,268
	$7,256,508 $	$7,934,833

10.	Groves and orchard

	March 31,	December 31,
	2012	2011
Camellia trees	$2,412,982	$2,397,802
Chinese firs	1,623,137	1,601,931
Roses	1,652,377	1,641,982
Chestnut trees	4,840,066	4,809,618
The original ecology	4,178,809	4,163,007
	$14,707,371	$14,614,340

11.	Prepaid lease

	March 31,	December 31,
	2012	2011
Prepaid leases – Wu Fu Base	$70,560	$84,140
Prepaid leases – Zao Tou Base	51,107	100,338
Prepaid leases – Shi Shi Base	51,990	77,062
Total	$173,657	$261,540

a)
On November 16, 2002, the Company entered into a lease agreement with the local government of Wu Fu Mountain as the Company’s nursery cultivation base. The lease contract is for 30 years starting from November 16, 2002 to November 16, 2032 for RMB535,000 per year. The total rental is RMB16,050,000 (about $1.9 million ). The Company is required to prepay an annual rental of RMB535,000 (about $0.08 million ) in advance for the following year.

Shangrao Baihuazhou Industrial Co., Ltd
NOTES TO FINANCIAL STATEMENTS
(Unaudited - Expressed in U.S. dollars)

b)
On October 20, 2002, the Company entered into a lease agreement with the local government of Zao Tou Town as the Company’s nursery cultivation base. The lease contract is for 30 years starting from October 20, 2003 to October 20, 2033 for RMB438,000 per year. The total rental is RMB13,140,000 (about $1.6 million). The Company is required to prepay an annual rental fee of RMB438,000 (about $0.07 million) and the minimum lease payment for the capital leased greenhouses of RMB200,000 (about $0.03 million) in advance for the following year.

c)
On April 1, 2006, the Company entered into a lease agreement with the local government of Shi Shi Town as the Company’s nursery cultivation base. The lease contract is for 50 years starting from April 1, 2006 to April 1, 2056 for RMB390,000 per year. The total rental is RMB19,500,000 (about $2.4 million). On January 1, 2007, the Company entered into another lease agreement with the local government of Shi Shi Town for the expansion of the nursery base. The lease contract is for 50 years starting from January 1, 2007 to January 1, 2057 for RMB100,000 per year. The total rental is RMB5,000,000 (about $0.6 million). The Company is required to prepay an annual rental of RMB490,000 (about $0.07 million) in advance for the following year.

For the periods ended March 31, 2012, and 2011, the Company recorded lease expense in cost of sales of $89,539 and $55,693, respectively.

12.	Property and equipment, net

At March 31, 2012, and December 31, 2011, the property and equipment consist of the following:

	March 31,	December 31,
	2012	2011
Base Greenhouses	$435,546	$432,808
Base Tools and Equipments	23,938	23,786
Office Equipments	1,329	-
Motor Vehicles	47,991	-
Total	$508,804	$456,594
Less: accumulated depreciation	(125,098)	(118,670)
Total fixed assets, net	$383,706	$337,924

13.	Land use rights

On May 6, 2008, the Company entered into a nursery purchase agreement with Jiangxi Yiqing Industrial Co., Ltd. (“Yiqing”). The Company acquired the entire nursery plants of Maple Ridge Base from Yiqing. The nursery purchase price totaling RMB26 million includes a 40-year land use rights. Land use rights acquired was initially recognized at RMB730,000 (about $0.1 million) and is amortized on a straight-line basis over the period of the lease term.

On November 15, 2008, the Company entered into a nursery purchase agreement with Jiangxi Red Rose Agriculture Development Co., Ltd. (“Red Rose”). The Company acquired the entire nursery plants of Dragon Tiger Base from Red Rose. The nursery purchase price totaling RMB40 million includes a 44-year land use rights. Land use rights acquired was initially recognized at RMB458,000 (about $0.06 million) and is amortized on a straight-line basis over the period of the lease term.

Shangrao Baihuazhou Industrial Co., Ltd
NOTES TO FINANCIAL STATEMENTS
(Unaudited - Expressed in U.S. dollars)

At March 31, 2012, and December 31, 2011, the land use rights consist of the following:

	March 31,	December 31,
	2012	2011
Feng Ling Tou Base	$106,146	$106,197
Long Hu Base	67,131	67,118
Total	$173,277	$173,315

14.	Short term loan

	March 31,	December 31,
	2012	2011
Bank loan from Shangrao Bank Fumin Branch	$221,572	$220,178
Total	$221,572	$220,178

The Company entered a bank loan agreement with Shangrao Bank Fumin branch. The loan is for 12 months starting from December 13, 2010 to December 12, 2011 with an annual interest rate of 9.36%. The bank loan was renewed on December 12, 2011 until December 7, 2012 with an annual interest rate of 11.52%.

The Company recorded an interest expense from the bank loan of $6,817 and $4,979 for the three months ended March 31, 2012 and 2011, respectively.

15.	Other payables

	March 31,	December 31,
	2012	2011
Commission payable	$153,161	$69,073
Staff welfare payble	40,151	42,286
Customer deposit	-	70,142
Dividend payable	384,298	-
Total	$577,610	$181,501

16.	Commitment and Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. Management believes the probability of a bank failure, causing loss to the Company, is remote.

17.	Lease commitments

(a)	Capital lease as lessee

Shangrao Baihuazhou Industrial Co., Ltd
NOTES TO FINANCIAL STATEMENTS
(Unaudited - Expressed in U.S. dollars)

Capital lease obligations at March 31, 2012, and December 31, 2011 consisted of the following:

	March 31,	December 31,
	2012	2011
Greenhouse capital lease	$355,064	$378,513
Current portion	2,196	8,728
Capital lease obligations, less current portion	$352,868	$369,785

On October 20, 2003, the Company signed a transfer agreement with Shangrao Sanding Farm for the 106 greenhouses under a capital lease arrangement. The ownership is transferred to the Company at the end of the 30-year lease term. The capital leases are payable annually in advance at implied interest rates of 6%. The leased assets were recorded under property and equipment and were $315,729 and $317,388 at March 31, 2012 and December 31, 2011 respectively. Leased items are amortized over the shorter of lease term and useful life, which is the lease term on a straight-line basis. Accumulated amortization of the leased equipment at March 31, 2012 and December 31, 2011 was approximately $119,817 and $115,420, respectively. Interest expenses incurred for the capital lease arrangement for the three months ended March 31, 2012 and 2011 were $5,726 and $5,609, respectively.

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of March 31, 2012, are as follows:

Fiscal year ending:	Amount
2012	$23,740
2013	31,653
2014	31,653
2015	31,653
2016	31,653
Thereafter	538,102
Total minimum lease payments	$688,454
Less: Amount representing interest	(333,390)
Present value of net minimum lease payments	355,064

(b)	Operating lease as lessee

The Company leases nursery bases and the office premises under non-cancellable leases.

Future minimum payments under non-cancellable operating leases as of March 31, 2012 are as follows:

Shangrao Baihuazhou Industrial Co., Ltd
NOTES TO FINANCIAL STATEMENTS
(Unaudited - Expressed in U.S. dollars)

Description of Lease	Date of Lease	Term	Basic Annual Rental Amount	Future Minimum Rental Amounts
Wu Fu Base	11. 16. 2002	30 years	$84,140	$1,669,453
Shi Shi Base	4.1.2006/1.1.2007	50 years	77,062	3,338,335
Zao Tou Base	10. 20. 2003	30 years	100,338	2,083,524
Company Base	11. 1. 2006	6 years	1,572	1,180
Company office rental	1.1.2007	8 years	17,514	48,162
			$280,626	$7,140,654

Rent is included in the cost of sales. Rent was $58,373 and $55,963 for the three months ended March 31, 2012, and March 31, 2011, respectively.

The future minimum lease payments required as of March 31, 2012, are as follows:

Fiscal year ending:	Amount
2012	$14,314
2013	279,053
2014	279,053
2015	261,540
2016	261,540
Thereafter	6,045,154
Total minimum lease payments	$7,140,654

18.	The effective income tax expense for the three months ended March 31, 2012 and 2011 is as follows:

	March 31,	March 31,
	2012	2011
Tax at statutory rate	$1,388,824	$105,874
Tax exemption	(1,388,824)	(105,874)
	$-	$-

19.	Income tax expenses (benefit) consist of the following:

	March 31,	March 31,
	2012	2011
Current	$-	$-
Deferred	-	-
Total	$-	$-

20.
The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provision of FASB ASC 740. The Company has recorded no deferred tax assets or liabilities as of March 31, 2012, and December 31, 2011.

21.	Treasury stock purchases

In February 24, 2012, the Company approved a treasury stock purchase plan totaling $3,750,168 to one of its shareholders exiting from the Company. The other shareholder transferred her shares to Xiaoling Li for free due to their mother and daughter relationship. After February 24, 2012, Xiaoling Li became the sole owner of the Company.

Shangrao Baihuazhou Industrial Co., Ltd
NOTES TO FINANCIAL STATEMENTS
(Unaudited - Expressed in U.S. dollars)

22.	New accounting pronouncements

Accounting Standards Updates through number 2011-12 have been issued but do not apply to the Company.

23.	Subsequent events

In February 24, 2012, the Company approved to purchase treasury stocks totaling $3,750,168 from one of its three shareholders exiting from the Company. After his exiting, the remaining two shareholders had a mother and daughter relationship.  In February, 2012, the daughter transferred her entire ownership of the Company to Li Xiaoling for no consideration. After this transfer, Li Xiaoling became the sole owner of the Company.

On January 30, 2012, the Company and its shareholder, Li Xiaoling, entered into a Share Exchange Agreement with the shareholders of Dionics Inc. (“Dionics”), a public company incorporated under the laws of the State of Delaware.  Pursuant to the Share Exchange Agreement, our shareholder will transfer 100% of the  outstanding shares of the Company in exchange for 20,000,000 shares of the common stock and 50,000 shares of the convertible preferred stock of Dionics. The Preferred stock is convertible into 467,250,000 shares of Dionics common stock. On May 3, 2012, the parties agreed to extend the closing date of the Share Exchange Agreement to on or before June 30, 2012.

In accordance with the Exchange Agreement, the Company’s shareholder, Li Xiaoling, has loaned Dionics $200,000 which will be due one year from January 30, 2012.

Accounting related to future execution of the Share Exchange: The shares of Dionics common Stock to be acquired by our shareholder in the transaction constitute, immediately after the transaction, approximately 95% of the issued and outstanding Common Stock of Dionics. Although Donics is deemed to have legally acquired us, in accordance with the applicable accounting guidance for accounting for the transaction as a reverse merger and re-capitalization, we will be the surviving entity for accounting purposes and our assets and liabilities will continue to be recorded at their historical carrying amounts with no goodwill or other intangible assets recorded as a result of the accounting merger with Dionics.

On March 13, 2012, Bai Hua Zhou Green Resources (China) Investment Group Limited (“Bai Hua Zhou Green Resources”) was incorporated in British Virgin Islands (“BVI”) as a limited liability company. Green Resources (China) Investment Group Limited (“Green Resources”) was incorporated under the laws of the Hong Kong Special Administrative Region of the People's Republic of China (“Hong Kong”, or “HK”) on January 27, 2012.

On March 23, Bai Hua Zhou Green Resources acquired 100% of the shares of Green Resources.

On March 2, 2012, Green Resources established Shangrao Baihuazhou Green Resources Agriculture Technology Development Co., Ltd. (“WFOE”). Until April 17, 2012, when Green Resources through its WFOE entered into a series of variable interest entity contractual agreements with the Company, Green Resources had no operations other than those related to its incorporation.

On April 17, 2012, the Company entered into a series of variable interest entity contractual agreements with WFOE, whereby BVI indirectly assumed control of the Company through its subsidiaries HK and WFOE. This combination will be accounted for as a transfer of equity interests between entities under common control.

(b) Pro Forma Financial Information

Bai Hua Zhou Green Resources (China) Investment Limited

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements combine the unaudited management accounts of Bai Hua Zhou Green Resources (China) Investment Limited (“Bai Hua Zhou”), the unaudited management accounts of Green Resources (China) Investment Limited (“Green Resources”), the unaudited management accounts of Shangrao Baihauzhou Green Resources Agriculture Technology Development Co. (“WFOE”), and the historical financial statements of Shangrao Baihuazhou Industrial Co., Ltd. (“VIE”), giving effect to the business combination of Bai Hua Zhou and VIE pursuant to a series of VIE agreements dated April 17, 2012, as if the transaction had been consummated on March 31, 2012 for the balance sheet and on the beginning of each period presented for the statements of operations and comprehensive income. Bai Hua Zhou, Green Resources and WFOE’s balance sheet information as of March 31, 2012 and their statements of operations and comprehensive income information for the three months ended March 31, 2012 and for the year ended December 31, 2011, was derived from the unaudited management accounts of Bai Hua Zhou, Green Resources and WFOE as of March 31, 2012, not included elsewhere in this Report on Form 8-K. VIE’ balance sheet and statement of operations information was derived from its historical financial statements which are included elsewhere in this Report on Form 8-K.

We are providing this information to aid you in your analysis of the financial aspects of the business combination. The unaudited pro forma condensed financial statements described above should be read in conjunction with the financial statements of VIE and the related notes thereto, included elsewhere in this Report on Form 8-K. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

Business Combination of Bai Hua Zhou and VIE

The business combination was accounted for as a reorganization of equity interests of entities under common control, whereby VIE is the continuing entity for financial reporting purposes and is deemed, for accounting purposes, to be the acquirer of Bai Hua Zhou. The accounting treatment is similar to a pooling of interests where the historical cost basis of each entity is carried forward along with a recapitalization.

In accordance with the applicable accounting guidance for accounting for the business combination as a pooling of interests, VIE will be deemed to have undergone a recapitalization, whereby it was deemed to have issued common equity shares to Bai Hua Zhou’s common equity holders. Accordingly, although Bai Hua Zhou, as the parent company of VIE, was deemed to have legally acquired VIE, in accordance with the applicable accounting guidance for accounting for the business combination as pooling of interest, VIE’s assets and liabilities were recorded at their historical carrying amounts, with no goodwill or other intangible assets recorded as a result of the business combination of VIE with Bai Hua Zhou.

Bai Hua Zhou Green Resources (China) Investment Limited

Bai Hua Zhou Green Resources (China) Investment Limited
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2012
(Amounts expressed in US dollars)

	Bai Hua Zhou Green Resources (China) Investment Limited	Green Resources (China) Investment Limited	Shangrao Baihuazhou Green Resources Agriculture Technology Development Co.	Shangrao Baihuazhou Industrial Co., Ltd.	Pro Forma Adjustments			Combined Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$-	$-	$-	$1,743,757		$		$1,743,757
Accouts receivable	-	-	-	208,558				208,558
Related party receivable	48,716	-	79,394	3,859,528	-128,110		C,D	3,859,528
Prepaid expenses	-	-	-	173,657	-			173,657

Total Current Assets	48,716	-	79,394	5,985,500	-128,110			5,985,500

Investment in subsidiary	1,284	79,394	-	-	-80,678		B	-
Other receivable	-	-	-	62,759				62,759
Property and equipment, net	-	-	-	383,706				383,706
Land use rights, net	-	-	-	173,277				173,277
Groves and orchard	-	-	-	14,707,371				14,707,371
Inventories	-	-	-	7,256,508	-			7,256,508

TOTAL ASSETS	$50,000	$79,394	$79,394	$28,569,121	$-208,788			$28,569,121

LIABILITIES AND EQUITY
Current Liabilities
Short-term loan	$-	$-	$-	$221,572		$		$221,572
Accounts payable	-	-	-	77,353				77,353
Deferred revenue	-	-	-	27,196				27,196
Other payables	-	-	-	577,610				577,610
Related party payable	-	78,110	-	189,070	-78,110		C	189,070
Obligation under capital lease - current	-	-	-	2,196				2,196
Total Current Liabilities	-	78,110	-	1,094,997	-78,110			1,094,997

Long Term Liabilities
Obligation under capital lease - non current	-	-	-	352,867	-			352,867
Total Long Term Liabilities	-	-	-	352,867	-			352,867

Total Liabilities	-	78,110	-	1,447,864	-78,110			1,447,864

Equity
Common stock	50,000	1,284	79,394	-	-80,678		B	50,000
Registered capital	-	-	-	2,178,735	-2,178,735		A	-
Additional paid in capital	-	-	-	-	2,128,735		A,D	2,128,735
Retained earnings	-	-	-	23,730,620				23,730,620
Accumulated other comprehensive income	-	-	-	1,211,902	-			1,211,902
Total Equity	50,000	1,284	79,394	27,121,257	-130,678			27,121,257

TOTAL LIABILITY AND EQUITY	$50,000	$79,394	$79,394	$28,569,121	$-208,788			$28,569,121

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Bai Hua Zhou Green Resources (China) Investment Limited

Bai Hua Zhou Green Resources (China) Investment Limited
Unaudited Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Income
As of March 31, 2012
(Amounts expressed in US dollars)

	Bai Hua Zhou Green Resources (China) Investment Limited	Green Resources (China) Investment Limited	Shangrao Baihuazhou Green Resources Agriculture Technology Development Co.	Shangrao Bai Hua Zhou Industrial Co., Ltd.	Pro Forma Adjustments	Combined Pro Forma
Revenue
Revenue from third parties	$-	$-	$-	$7,213,929		$7,213,929

Costs of sales	-	-	-	1,462,883	-	1,462,883

Gross profit	-	-	-	5,751,046	-	5,751,046

Operating expense
Selling expense	-	-	-	188,395		188,395
General and administrative expense	-	-	-	41,325	-	41,325
Total operating expense	-	-	-	229,720	-	229,720

Income from operations	-	-	-	5,521,326	-	5,521,326

Other income (expense)
Interest income	-	-	-	674		674
Interest income from related party	-	-	-	47,402		47,402
Interest (expense) to related party	-	-	-	(1,565)		(1,565)
Interest (expense) for capital lease and bank loan	-	-	-	(12,543)	-	(12,543)
Total other income (expense)	-	-	-	33,968	-	33,968

Income before provision for income taxes	-	-	-	5,555,294	-	5,555,294

Provision for income taxes	-	-	-	-	-	-

Net income	$-	$-	$-	$5,555,294	-	$5,555,294

Other comprehensive income

Foreign currency translation adjustment	-	-	-	156,437	-	156,437

Total comprehensive income	$-	$-	$-	$5,711,731	-	$5,711,731

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Bai Hua Zhou Green Resources (China) Investment Limited

Bai Hua Zhou Green Resources (China) Investment Limited
Unaudited Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Income
For the year ended December 31, 2011
(Amounts expressed in US dollars)

	Bai Hua Zhou Green Resources (China) Investment Limited	Green Resources (China) Investment Limited	Shangrao Baihuazhou Green Resources Agriculture Technology Development Co.	Shangrao Bai Hua Zhou Industrial Co., Ltd.	Pro Forma Adjustments	Combined Pro Forma
Revenue
Revenue from third parties	$-	$-	$-	18,606,707		$18,606,707
Revenue from related party	-	-	-	293,909		$293,909

Costs of sales	-	-	-	5,812,381	-	5,812,381

Gross profit	-	-	-	13,088,235	-	13,088,235

Operating expense
Selling expense	-	-	-	321,033		321,033
General and administrative expense	-	-	-	148,333	-	148,333
Total operating expense	-	-	-	469,366	-	469,366

Income from operations	-	-	-	12,618,869	-	12,618,869

Other income (expense)
Interest income	-	-	-	2,296		2,296
Interest income from related party	-	-	-	28,292		28,292
Interest (expense) to related party	-	-	-	(739,723)		(739,723)
Interest (expense) for capital lease and bank loan	-	-	-	(43,579)	-	(43,579)
Total other income (expense)	-	-	-	(752,714)	-	(752,714)

Income before provision for income taxes	-	-	-	11,866,155	-	11,866,155

Provision for income taxes	-	-	-	-	-	-

Net income	$-	$-	$-	11,866,155	$-	$11,866,155

Other comprehensive income

Foreign currency translation adjustment	-	-	-	637,889	-	637,889

Total comprehensive income	$-	$-	$-	12,504,044	$-	$12,504,044

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Bai Hua Zhou Green Resources (China) Investment Limited

1.	Description of the Acquisition and Basis of Presentation

On March 13, 2012, Bai Hua Zhou Green Resources (China) Investment Limited (“Bai Hua Zhou”) was incorporated in British Virgin Islands (“BVI”) as a limited liability company. Green Resources (China) Investment Limited (“Green Resources”) was incorporated under the laws of the Hong Kong Special Administrative Region of the People's Republic of China (“Hong Kong”, or “HK”) on January 27, 2012.

On March 23, Bai Hua Zhou acquired 100% of the shares of Green Resources through a reorganization of equity interests between entities under common control.

On March 2, 2012, Green Resources established Shangrao Baihuazhou Green Resources Agriculture Technology Development Co., Ltd. (“WFOE”). Until April 17, 2012, when Bai Hua Zhou, through its indirect subsidiary WFOE, entered into a series of variable interest entity contractual agreements with the Shangrao Baihuazhou Industrial Co., Ltd. (“VIE”), Bai Hua Zhou and its wholly owned subsidiaries had no operations other than those related to its incorporation.

The Acquisition was accounted for as a reorganization of equity interests between entities under common control, whereby VIE was the continuing entity for financial reporting purposes and was be deemed, for accounting purposes, to be the acquirer of Bai Hua Zhou. In accordance with the applicable accounting guidance for accounting for a reorganization of equity interests between entities under common control as a pooling of interests, VIE is deemed to have undergone a recapitalization, whereby it is deemed to have issued equity units to Bai Hua Zhou’s common equity holders. Accordingly, each entity’s assets and liabilities will be recorded at their historical carrying amounts, with no goodwill or other intangible assets recorded as a result of the business combination of VIE with Bai Hua Zhou.

Basis of Presentation

Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These pro forma unaudited condensed consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

The unaudited pro forma condensed consolidated balance sheet was prepared combining the unaudited management accounts of Bai Hua Zhou at March 31, 2012 and the historical balance sheet of VIE at March 31, 2012, as described above.

The unaudited pro forma condensed consolidated statements of operations and comprehensive income includes the historical operations of VIE for the three months ended March 31, 2012 and for the year ended December 31, 2011.

Bai Hua Zhou Green Resources (China) Investment Limited

2.	Pro Forma Adjustments and Assumptions

A.	Reflects the recapitalization of VIE with Bai Hua Zhou’s capital structure.
B.	Reflects the elimination of investments in subsidiaries against subsidiaries equity.
C.	Reflects the offset of related party receivables to related party payables.
D.	Reflects the offset of a related party receivable to additional paid in capital.

E.	Earnings per share are not presented, as the results are not comparable to the EPS of Dionics, Inc., and are therefore not relevant for the purposes of these statements.

(c) Exhibits

Exhibit
Number	Description

2.1
Share Exchange Agreement dated as of January 30, 2012 among the Registrant, Shangrao Bai Hua Zhou Industrial Co., Ltd., and the shareholder of Shangrao Bai Hua Zhou Industrial Co., Ltd. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed February 2, 2012.)

2.2	Amendment to Share Exchange Agreement dated May 3, 2012 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 7, 2012.)
2.3	Second Amendment to Share Exchange Agreement dated May 3, 2012 by and among the Registrant, Shangrao, Li Xiaoling and the shareholders of Baihuazhou*.
3.1	Certificate of Incorporation and all amendments thereto*.
3.2	Certificate of Designation authorizing the issuance of the Series A Convertible Preferred Stock filed with the Office of the Secretary of State of Delaware on June 29, 2012*.
3.3	By-Laws*.
4.1	Form of common stock certificate*.
10.1	Agreement dated as of May 1, 2009 between Registrant. and Bernard L. Kravitz (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on May 7, 2009).
10.2
Convertible Promissory Note between Dionics, Inc. and Bernard L. Kravitz dated May 1, 2009 (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on May 7, 2009).

10.3
Stock Purchase Agreement dated as of October 8, 2009 by and among Registrant, Central Mega Limited and Bernard Kravitz (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 13, 2009).

10.4
Put Option Agreement dated as of October 30, 2009 by and among Bernard Kravitz, Central Mega Limited and Dionics, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 3, 2009).

10.5
Termination Agreement dated October 30, 2009 between the Registrant. and Bernard Kravitz (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on November 3, 2009).

10.6	First Amendment to Convertible Promissory Note dated October 30, 2009 (incorporated by reference to exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on November 3, 2009).
10.7
Employment Agreement dated as of October 30, 2009 by and between Registrant and Bernard Kravitz (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on November 3, 2009).

10.8
Second Amendment to Convertible Promissory Note dated June 7, 2010 (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 31, 2011).

10.9	Non-Recourse Promissory Note dated January 30, 2012 issued by the Registrant to Shangrao.
10.10	Assignment and Assumption Agreement dated as of June 29, 2012 between the Registrant and Dionics-USA Incorporated*.
10.11	First Amendment to Non-Recourse Promissory Note dated as of June 29, 2012 between Dionics-USA, Incorporated and Shangrao*.
10.12	Assignment of Non-Recourse Promissory Note dated as of June 29, 2012 between the Registrant and Dionics-USA, Incorporated*.
10.13	Share Pledge Agreement dated as of June 29, 2012 by and between Bernard L. Kravitz, Shangrao and Eaton & Van Winkle LLP, as collateral agent*.
10.14	Stock Conversion Agreement dated as of June 28, 2012 between the Registrant and Bernard L. Kravitz*.
10.15	Stock Grant Agreement dated as of June 28, 2012 between the Registrant and David Kaye.
10.16	English translation of Exclusive Business Cooperation Agreement dated May 1, 2012, between WFOE and Shangrao*.
10.17	English translation of Exclusive Option Agreement, dated May 1, 2012, by and among WFOE, Shangrao and Li Xiaoling*.
10.18	English translation of Power of Attorney, dated May 1, 2012, by and among WFOE, Shangrao and Li Xiaoling*.
10.19	English translation of Share Pledge Agreement dated May 1, 2012 by and among among WFOE, Shangrao and Li Xiaoling*.
10.20	English translation of Loan dated May 1, 2012 between Li Xiaoling and Shangrao*.
10.21	Release dated June 29, 2012 given by Bernard L.Kravitz to the Registrant*.
10.22	Termination of Put Agreement dated as of June 29, 2012 among Bernard L. Kravitz, Central Mega Limited and the Registrant*.
21.1	List of subsidiaries*.
99.1	Opinion of DeHeng Law Offices as to PRC Government Regulations.
* Included as an exhibit to the Registrant’s Current Report on Form 8-K  filed on July 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2012	Dionics, Inc.
By:/s/ Liu Shuzhong
Liu Shuzhong Chief Executive Officer